CREDIT AGREEMENT

dated as of May 3, 2006

between

THE FAIRCHILD CORPORATION

as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO,

THE BANK OF NEW YORK

as Administrative Agent

and

GOLDENTREE ASSET MANAGEMENT, L.P.

as Collateral Agent

$30,000,000

Table of Contents

Section 1.01 Section 1.02 Section 1.03 Section 1.04 Section 1.05 Section 1.06	Defined Terms Other Interpretative Provisions Accounting Terms and Determinations Annualization; Rounding Times of Day Types of Borrowings	Page 1 25 26 26 27 27

ARTICLE II
THE CREDIT FACILITIES

Section 2.01 Section 2.02 Section 2.03 Section 2.04 Section 2.05 Section 2.06 Section 2.07 Section 2.08 Section 2.09 Section 2.10 Section 2.11 Section 2.12 Section 2.13	Commitments to Lend
Notice of Borrowings
Notice to Lenders; Funding of Loans
Evidence of Loans
Interest
Extension and Conversion
Maturity of Loans
Prepayments
[reserved]
Original Issue Discount; Fees
Pro-rata Treatment
Sharing of Payments by Lenders
Payments Generally; Administrative Agent's Clawback	27 27 28 29 29 30 31 31 32 32 33 33 33

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Section 3.02 Section 3.03 Section 3.04 Section 3.05 Section 3.06 Section 3.07 Section 3.08	Taxes
Illegality
Inability to Determine Rates
Increased Costs and Reduced Return; Capital Adequacy
Compensation for Losses
Base Rate Loans Substituted for Affected Eurodollar Loans
Mitigation Obligations; Replacement of Lenders
Survival	35 36 37 37 38 39 39 39

ARTICLE IV
CONDITIONS PRECEDENT TO BORROWING

Section 4.01	Conditions to Borrowing	39

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.01
Section 5.02
Section 5.03
Section 5.04
Section 5.05
Section 5.06
Section 5.07
Section 5.08
Section 5.09
Section 5.10
Section 5.11
Section 5.12
Section 5.13
Section 5.14
Section 5.15
Section 5.16
Section 5.17
Section 5.18
Section 5.19
Section 5.20
Section 5.21
Section 5.22
Section 5.23	Existence, Qualification and Power; Compliance with Laws
Authorization; No Contravention
Governmental Authorization; Other Consents
Binding Effect
Financial Condition; No Material Adverse Effect; No Internal Control Event
Litigation
No Default
Ownership of Property; Liens
Environmental Compliance
Insurance
Taxes
ERISA; Foreign Pension Plans; Employee Benefit Arrangements
Domestic Subsidiaries; Equity Interests
Margin Regulations; Investment Company Act
Disclosure
Compliance with Law
Purpose of Loans
Solvency
Collateral Documents
Intellectual Property
Representations Under Other Agreements
Other Closings
Other Agreements	44 44 44 45 45 46 46 46 46 47 47 47 48 48 49 49 49 49 49 50 50 50 51

ARTICLE VI
AFFIRMATIVE COVENANTS

Section 6.01 Section 6.02 Section 6.03 Section 6.04 Section 6.05 Section 6.06 Section 6.07 Section 6.08 Section 6.09 Section 6.10 Section 6.11 Section 6.12 Section 6.13 Section 6.14 Section 6.15	Financial Statements
Certificates; Other Information
Notices
Payment of Obligations
Preservation of Existence Etc
Maintenance of Properties
Maintenance of Insurance; Certain Proceeds
Compliance with Laws
Books and Records; Lender Meeting
Inspection Rights
Use of Proceeds
Additional Loan Parties
Collateral Proceeds
Settlement Agreement
Earn-Out Letter and Escrow Letter	51 52 54 54 55 55 55 56 57 57 57 57 58 58 58

ARTICLE VII
NEGATIVE COVENANTS

Section 7.01
Section 7.02
Section 7.03
Section 7.04
Section 7.05
Section 7.06
Section 7.07
Section 7.08
Section 7.09
Section 7.10
Section 7.11
Section 7.12
Section 7.13
Section 7.14
Section 7.15
Section 7.16
Section 7.17	Limitation on Indebtedness
Restriction on Liens
Consolidation, Merger and Dissolution
Asset Dispositions
Investments
Restricted Payments, Etc
Prepayments of Indebtedness, etc
Transactions with Affiliates
Fiscal Year; Organizational and Other Documents
Restrictions with Respect to Intercorporate Transfers
Ownership of Subsidiaries; Limitations on the Borrower
Impairment of Security Interests
Sales of Receivables
Minimum Liquidity Covenant
Maximum Repurchase Covenant
Independence of Covenants
Amendment of Transaction Documents	59 60 62 63 63 64 64 65 65 65 66 66 66 66 67 67 d.

ARTICLE VIII
DEFAULTS

Section 8.01 Section 8.02 Section 8.03	Events of Default............................ Acceleration; Remedies....................... Allocation of Payments After Event of Default	67 70 71

ARTICLE IX
AGENCY PROVISIONS

Section 9.01 Section 9.02 Section 9.03 Section 9.04 Section 9.05 Section 9.06 Section 9.07 Section 9.08	Appointment and Authority
Rights as a Lender
Exculpatory Provisions
Reliance by Administrative Agent
Delegation of Duties
Resignation of Administrative Agent and non-reliance on Administrative Agent and other Lenders
Administrative Agent May File Proofs of Claim
Collateral and Guaranty Matters	72 72 72 74 74 74 75 76

ARTICLE X
MISCELLANEOUS

Section 10.01
Section 10.02
Section 10.03
Section 10.04
Section 10.05
Section 10.06
Section 10.07
Section 10.08
Section 10.09
Section 10.10
Section 10.11
Section 10.12
Section 10.13
Section 10.14
Section 10.15
Section 10.16	Amendments, Etc
Notices; Effectiveness; Electronic Communication
No Waiver; Cumulative Remedies
Expenses; Indemnity; Damage Waiver
Payments Set Aside
Successors and Assigns
Treatment of Certain Information; Confidentiality
Right of Setoff
Interest Rate Limitation
Counterparts; Integration; Effectiveness
Survival of Representations and Warranties
Severability
Replacement of Lenders
Governing Law; Jurisdiction Etc
Waiver of Jury Trial
USA Patriot Act Notice; Lenders' Compliance Certification	76 77 78 79 80 80 83 83 84 84 84 84 84 85 86 86

Table of Contents (cont.)

Schedules:

         Schedule 1.01(a)
         Schedule 1.01(b)
         Schedule 1.01(c)
         Schedule 2.01
         Schedule 5.03
         Schedule 5.05(d)
         Schedule 5.05(g)
         Schedule 5.06
         Schedule 5.09
         Schedule 5.11
         Schedule 5.12
         Schedule 5.13
         Schedule 5.16
         Schedule 5.19(b)
         Schedule 5.20
         Schedule 6.07
         Schedule 7.01
         Schedule 7.02
         Schedule 7.05(g)
         Schedule 7.05(l)
         Schedule 7.11
         Schedule 10.02
         Schedule 10.06

Exhibits:

         Exhibit A-1
         Exhibit A-2

         Exhibit B

         Exhibit C

         Exhibit D

         Exhibit E

         Exhibit F

         Exhibit G-1
         Exhibit G-2
         Exhibit G-3

         Exhibit H

         Exhibit I

         Exhibit J

         Exhibit K

         Exhibit L
         Exhibit M
         Exhibit N
         Exhibit O
Exhibit P	- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Method of Calculating Banner Financial Information
German Bank Debt
Tax Sharing Agreement
Lenders and Commitments
Required Consents, Authorizations, Notices and Filings
Internal Control Events
Certain Liabilities
Litigation
Environmental
Taxes
ERISA
Subsidiaries
Compliance with Law
Mortgage Recordings
Intellectual Property
Insuarance
Indebtedness
Existing Liens
Contributions to Employee Stock Ownership Plan
Letters of Comfort
Ownership of Subsidiaries
Administrative Agent's Office, Certain Addresses for Notices
Processing and Recordation Fees

Form of Notice of Borrowing
Form of Notice of Extension/Conversion

Form of Note

Form of Assignment and Assumption

Form of Compliance Certificate

Form of Opinion of Counsel for the Borrower and the Other Loan Parties

Form of Guaranty

Form of Pledge and Security Agreement
Form of Perfection Certificate
Form of Mortgage

Form of Intercompany Note

Form of Loan Party Accession Agreement

Form of Solvency Certificate

Form of OFAC/Anti-Terrorism Compliance Certificate

Legal Description of the Farmingdale Parcel
Legal Description of the Stew Leonard Property
Form of Section 6.01(a)(ii) Certificate
Earn-Out Letter
Escrow Letter

CREDIT AGREEMENT

        This Credit Agreement is entered into as of May 3, 2006 among, THE FAIRCHILD CORPORATION, a Delaware corporation, as Borrower, each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), THE BANK OF NEW YORK, a New York banking corporation, as Administrative Agent, and GOLDENTREE ASSET MANAGEMENT, L.P., as Collateral Agent.

        The Borrower has requested the Lenders to make a term Loan in the principal amount of $30,000,000, the proceeds of which shall be used as described herein.

        The Borrower has agreed to secure all of the Credit Obligations by granting to the Administrative Agent, for the benefit of the Administrative Agent and each Lender, a first priority lien on certain of its assets, as described in the Pledge and Security Agreement.

        The Subsidiary Guarantors have agreed to guarantee the obligations of the Borrower hereunder.

        The Lenders are willing to make the requested credit facilities available on the terms and conditions set forth herein.

        Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS and accounting terms

Section 1.01  Defined Terms.  As used in this Agreement, the following terms have the meanings set forth below:

        “Accession Agreement” means a Loan Party Accession Agreement, substantially in the form of Exhibit I hereto, executed and delivered by an Additional Subsidiary Guarantor after the Closing Date in accordance with Section 6.12(a).

        “Acquisition Agreement” means the agreement among Alcoa, the Borrower, Fairchild Holding Corporation and Sheepdog, Inc. dated July 16, 2002, as amended through the date hereof, pursuant to which Alcoa acquired certain assets from the Borrower and others.

        “Additional Subsidiary Guarantor” means each Person that becomes a Subsidiary Guarantor after the Closing Date by execution of an Accession Agreement as provided in Section 6.12(a).

        “Adjustment Amount” means, at any time of determination, an amount equal to $12,000,000 less the then Required Pension Funding Amount.

        “Adjustment Date” means (i) the earlier of (a) the first anniversary of the Closing Date and (b) the date of any Change in Law with respect to ERISA which would reasonably be expected to result in a material increase in the Borrower’s funding requirements for any Plan, and (ii) each subsequent December 15.

        “Administrative Agent” means The Bank of New York in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

        “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

        “Administrative Fee Letter” means the letter agreement dated May 3, 2006 between The Bank of New York and Borrower.

        “Administrative Questionnaire” means an administrative questionnaire in a form supplied in writing by the Administrative Agent.

        “Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and, for the avoidance of doubt, includes any officers and directors of any Group Company.

        “Agent” means the Administrative Agent, or the Collateral Agent and any successors and assigns in such capacity, and “Agents” means any two or more of them.

        “Agreement” means this Credit Agreement, as amended, modified or supplemented from time to time.

        “Airport Plaza Sale and Purchase Agreement” means the sale and purchase agreement between Republic Thunderbolt, LLC and KRC Acquisition Corp., dated as of December 21, 2005, as amended through the date hereof, pursuant to which Republic Thunderbolt LLC has agreed to sell the property known as Airport Plaza to KRC Acquisition Corp.

        “Alcoa” means Alcoa, Inc., a Delaware corporation.

      “Applicable Margin” means 7.5% per annum.

        “Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

        “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

        “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), substantially in the form of Exhibit C hereto.

        “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended September 30, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

        “Available Amount” shall mean the sum, without duplication, of:

(a)     $30,000,000, plus

(b)     the amount of Net Cash Proceeds actually received by Borrower or any Subsidiary Guarantor in respect of the sale of Airport Plaza pursuant to the Airport Plaza Sale and Purchase Agreement, plus

(c)     the amount of Net Cash Proceeds actually received from any Equity Issuance; plus

(d)     an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually theretofore received in cash in respect of any Investment made since the Closing Date in reliance on Section 7.05(d)(iv), minus

(e)     the aggregate amount of all Investments made pursuant to Section 7.05(d)(iv), Restricted Payments made pursuant to Section 7.06(b), Indebtedness incurred pursuant to the proviso of Section 7.01(k)(including Guarantees made pursuant thereto), and the aggregate consideration (excluding assumed Indebtedness) in respect of Permitted Acquisitions.

        “Bank Secrecy Act” means the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Act of 1970, 31 U.S.C. 1051, et seq., as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

        “Banner” means Banner Aerospace Holding Company I, Inc., a Delaware corporation.

        “Banner Aerospace Pledged Equity” means all equity of Banner owned directly or indirectly by Borrower.

        “Banner Excess Distribution” means all distributions, including any repayment of intercompany indebtedness, in any fiscal year by Banner to Borrower that exceed the lesser of (x) $3,000,000 or (y) Banner’s net income for the previous fiscal year.

        “Banner Net Indebtedness” means at any date the Indebtedness of Banner and its Subsidiaries net of cash and Cash Equivalents.

        “Banner Pledged Note” means the that certain note, dated as of January 12, 2004 made by Banner and certain of its subsidiaries to Borrower and the related Debt Subordination Agreement, dated as of January 12, 2004 between Borrower and The CIT Group/Business Credit, Inc.

        “Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (i) the Federal Funds Rate plus ½ of 1% and (ii) the rate of interest in effect for such day quoted in The Wall Street Journal as the “prime rate”.

        “Base Rate Loan” means at any date a Loan which bears interest at a rate based on the Base Rate.

        “Blocked Account” means the blocked account in the name of the Borrower, established with Bank of America, to which the Administrative Agent shall have the sole ability to authorize withdrawals and pursuant to which amounts due to the Borrower under the Escrow Agreement or the Acquisition Agreement, or due to any other Group Company in respect of any other Collateral, are to be deposited in accordance with: (i) the Escrow Letter, (ii) the Earn-Out Letter, and (iii) the terms of this Agreement, and from which the Borrower will make a mandatory prepayment of the Loans in accordance with Section 2.08(b).

        “Borrower” means The Fairchild Corporation, and its successors.

        “Borrowing” has the meaning specified in Section 1.06.

        “Business Acquisition” means the acquisition by the Borrower or one or more of its Subsidiaries of a majority of the Equity Interests of, or all or substantially all (or any division, line of business or any substantial part for which audited financial statements or other financial information reasonably satisfactory to the Required Lenders is available) of the assets or property of, another Person (other than a Subsidiary of the Borrower).

        “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, and if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurodollar Loan, or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, such day shall also be a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

        “Capital Lease” of any Person means any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

        “Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

      “Cash Equivalents” means:

(i)	securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than three months from the date of acquisition;

(ii)	Dollar-denominated certificates of deposit of (A) any Lender, (B) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (C) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Lender”), in each case with maturities of not more than 90 days from the date of acquisition;

(iii)	commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation not an Affiliate of the Borrower rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within three months of the date of acquisition;

(iv)	repurchase agreements with a term of not more than seven days with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower or one or more of its Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; and

(v)	Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (i) through (iv).

        “Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements, in each case, that are part of the Collateral or underlying assets of the Collateral.

        “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

        “Change of Control” means the occurrence of any of the following events:

(i)	during any period of two consecutive calendar years individuals who at the beginning of such period constituted the board of directors (or persons performing similar functions) of the Borrower together with any new members of such board of directors whose elections by such board of directors or whose nominations for election by the stockholders of the Borrower was approved by a vote of a majority of the members of such board of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (excluding, any individual whose initial nomination for, or assumption of office as, a member of such board of directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors) cease, for any reason, to constitute a majority of the directors of the Borrower still in office; or

(ii)	a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, other than any Investor, the Company, any employee benefit plans of the Company or any Subsidiary, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of Equity Interests representing more than 50% of the voting power of the Company’s capital stock entitled to vote generally in the election of directors; or

(iii)	the Borrower’s shareholders approve any plan or proposal for the Borrower’s liquidation or dissolution; or

(iv)	after the occurrence of any Going Private Transaction, (a) the Investor shall cease to own beneficially, directly or indirectly, at least 25% of the Equity Interests of the Borrower on a fully-diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable), or (b) the Investor shall beneficially own, directly or indirectly, or control through contractual voting arrangements less than 51% of the Voting Securities of the Borrower, or (c) the failure at any time of the Investor to control, whether through the ownership of voting securities or by contract, a majority of the seats on the board of directors (or persons performing similar functions) of the Borrower.

        “Closing Date” means the date on or after the Effective Date when the Borrowing occurs in accordance with Section 4.01.

        “Code” means the Internal Revenue Code of 1986, as amended from time to time.

        “Collateral” means all of the property which is subject or is purported to be subject to the Liens granted by the Collateral Documents.

        “Collateral Agent” means GoldenTree Asset Management, L.P., in its capacity as collateral agent for the Finance Parties under the Collateral Documents, and its successor or successors in such capacity.

        “Collateral Disposition” means any sale, lease, transfer or other disposition of Collateral.

        “Collateral Documents” means, collectively, the Pledge and Security Agreement, each Mortgage, the Deposit Account Control Agreement, any additional pledges, security agreements, or mortgages required to be delivered pursuant to the Loan Documents and any instruments of assignment, other control agreements, lockbox letters, escrow agreements or other instruments or agreements executed pursuant to the foregoing.

        “Collateral Value” means, in connection with the prepayment of the Loan in accordance with Section 2.08(b)(ii), the value of the remaining Collateral (other than the Pledged Notes), after giving effect to such prepayment, and determined as follows: (a) with respect to amounts owed to the Borrower as an earn out under the Acquisition Agreement, an amount equal to $10,000,000; (b) with respect to amounts held in escrow pursuant to the Escrow Agreement, an amount equal to $17,850,000; (c) with respect to the Banner Aerospace Pledged Equity, an amount equal to 5x Banner’s last 12 months Consolidated EBITDA (calculated in accordance Schedule 1.01(a)) less the Banner Net Indebtedness, (d) with respect to the Farmingdale Parcel, $4,300,000 (e) with respect to the proceeds to be received from the sale of the NYDOT Properties known as lots 3000 and 3002, $1,000,000; (f) with respect to the NYDOT Properties known as 3001, $1,000,000; and (g) with respect to the Stew Leonard Property, $3,000,000.

        “Commitment” means with respect to each Lender, its Commitment as set forth on Schedule 2.01 or in the applicable Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as its Commitment of the applicable Class, as any such amount may be adjusted from time to time in accordance with this Agreement.

         “Commitment Amount” means $30,000,000.

        “Commitment Percentage” means, for each Lender, the percentage (carried out to the ninth decimal place) of the aggregate Commitments of all Lenders represented by such Lender’s Commitment at such time and identified as its Commitment Percentage on Schedule 2.01, as such percentage may be (i) reduced pursuant to Section 2.09 and (ii) modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.06(b).

        “Compliance Certificate” means a certificate substantially in the form of Exhibit D hereto.

        “Condemnation” means any taking of any part of the Collateral or the underlying assets of the Collateral by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

        “Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof.

        “Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income for any period (i) the income (or loss) of any Person other than Polo Express KG in which any other Person (other than the Borrower or any of its Domestic Subsidiaries) has an ownership interest, except to the extent that any such income is actually received in cash by the Borrower or such Domestic Subsidiary in the form of Restricted Payments during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged with or into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, and (iii) the income of any Domestic Subsidiary of the Borrower to the extent that the declaration or payment of Restricted Payments or similar distributions by that Domestic Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Domestic Subsidiary.

        “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

        “Credit Exposure” means, as applied to each Lender and with respect to its Commitments and/or Loan:

(i)	at any time prior to the termination of the Commitments of the Lenders, the Loan Commitment Percentage of such Lender; and

(ii)	at any time after the termination of the Commitments of the Lenders, the principal balance of the outstanding Loan of such Lender.

For purposes of the foregoing, (i) the interest of any Lender holding a Loan in which any other Lender has a Participation Interest pursuant to Section 10.06(d) shall be calculated net of all such Participation Interests under Section 10.06(d) of other Lenders and (ii) the Participation Interest of any Lender pursuant to Section 10.06(d) in a Loan held by any other Lender shall be counted as if such Lender holding a Participation Interest under Section 10.06(d) held a proportionate part of the related Loan directly.

        “Credit Obligations” means, with respect to each Loan Party, without duplication:

(i)	in the case of the Borrower, all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Loan under, or any Note issued pursuant to, this Agreement or any other Loan Document;

(ii)	all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii)	all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by such Loan Party under Section 10.04(a) of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;

(iv)	all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.04(b) of this Agreement or under any other similar provision of any other Loan Document; and

(v)	in the case of the Borrower and each Subsidiary Guarantor, all amounts now or hereafter payable by the Borrower or such Subsidiary Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, or such Subsidiary Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of the Borrower or such Subsidiary Guarantor pursuant to this Agreement, the Guaranty or any other Loan Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.

        “Debt Equivalents” of any Person means (i) any Equity Interest of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control), (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise, (B) is convertible into or exchangeable for Indebtedness or Debt Equivalents or (C) is redeemable or subject to any repurchase requirement arising at the option of the holder thereof, in whole or in part, on or prior to 180 days after the Loan Maturity Date and (ii) if such Person is a Domestic Subsidiary of the Borrower, any Preferred Stock of such Person.

        “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

        “Default” means any condition or event that constitutes an Event of Default or that, with the giving of notice, the passage of time, or both, would be an Event of Default.

        “Default Rate” means an interest rate equal to the Base Rate or the Eurodollar Rate plus the Applicable Margin otherwise applicable to such Loan plus 2.00% per annum.

        “Defaulting Lender” means any Lender that (i) has failed to make a Loan within five Business Days of the date required to be funded by it hereunder, (ii) has otherwise failed to pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder or any other Loan Document within five Business Days of the date when due, unless the subject of a good faith dispute or (iii) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

        “Deposit Account Control Agreement” means an agreement between a Loan Party and any bank or other depositary institution, substantially in the form of Exhibit A to the Pledge and Security Agreement, as the same may be amended, modified or supplemented from time to time.

        “Dollars” or “$” means lawful money of the United States of America.

        “Domestic Subsidiary” means with respect to any Person each Subsidiary of such Person that is organized under the laws of the United States or any political subdivision or any state or territory thereof, and “Domestic Subsidiaries” means any two or more of them; provided, however, that the Excluded Domestic Subsidiaries shall not constitute Domestic Subsidiaries.

        “Earn-Out Letter” means a letter, substantially in the form attached hereto as Exhibit O, from the Borrower addressed to Alcoa, instructing Alcoa to deposit all amounts due and payable to the Borrower under the earn-out provisions in the Acquisition Agreement, into the Blocked Account.

        “Effective Date” means the date this Agreement becomes effective in accordance with Section 10.10.

        “Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) any other Person (other than a natural person which is a commercial bank having total assets in excess of $2,500,000,000 or a finance company, insurance company, other financial institution or fund, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $300,000,000) approved by (A) the Required Lenders, and (B) unless an Event of Default has occurred and is continuing at the time any assignment is effected pursuant to Section 10.06(b), the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

        “Employee Benefit Arrangements” means in any jurisdiction the benefit schemes or arrangements in respect of any employees or past employees operated by any Group Company or in which any Group Company participates and which provide benefits on retirement, ill-health, injury, death or voluntary withdrawal from or termination of employment, including termination indemnity payments and life assurance and post-retirement medical benefits, other than Plans and Foreign Pension Plans.

        “Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

        “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Group Company directly or indirectly resulting from or based on (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (iii) exposure to any Hazardous Material, (iv) the release or threatened release of any Hazardous Material into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

        “Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

        “Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.

        “Equity Issuance” means (i) any sale or issuance by any Group Company to any Person other than the Borrower or a Domestic Subsidiary of the Borrower of any Equity Interests or any Equity Equivalents (other than any such Equity Equivalents that constitute Indebtedness) and (ii) the receipt by any Group Company of any cash capital contributions, whether or not paid in connection with any issuance of Equity Interests of any Group Company, from any Person other than the Borrower or a Domestic Subsidiary of the Borrower.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

        “ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with a Group Company within the meaning of Section 414(b), (c) or (m) of the Code, or required to be aggregated with a Group Company under Section 414(o) of the Code or is under “common control” with a Group Company, within the meaning of Section 4001(a)(14) of ERISA.

      “ERISA Event” means:

(i)	the occurrence of a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan;

(ii)	the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412(d) of the Code), the application for a minimum funding waiver under Section 303 of ERISA with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan;

(iii)	the incurrence of any material liability by a Group Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such material liability by a Group Company or any ERISA Affiliate, or in the imposition of any lien on any of the rights, properties or assets of a Group Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions of the Code or to Section 401(a)(29) or 412 of the Code;

(iv)	the provision by the administrator of any Plan of a notice pursuant to Section 4041(a)(2) of ERISA (or the reasonable expectation of such provision of notice) of intent to terminate such Plan in a distress termination described in Section 4041(c) of ERISA, the institution by the PBGC of proceedings to terminate any Plan or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee by the PBGC to administer, any Plan;

(v)	the withdrawal of a Group Company or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by a Group Company or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

(vi)	the imposition of liability (or the reasonable expectation thereof) on a Group Company or ERISA Affiliate pursuant to Section 4062, 4063, 4064 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(vii)	the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against a Group Company or ERISA Affiliate in connection with any Plan;

(viii)	the receipt from the United States Internal Revenue Service of notice of the failure of any Plan (or any Employee Benefit Arrangement intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Code, and, with respect to Multiemployer Plans, notice thereof to any Group Company; and

(ix)	the establishment or amendment by a Group Company of any Welfare Plan that provides post-employment welfare benefits in a manner that would increase the liability of a Group Company.

        “Escrow Account” means the escrow account established pursuant to the Escrow Agreement.

        “Escrow Agent” means the Escrow Agent under the Escrow Agreement.

        “Escrow Agreement” means the agreement dated as of December 3, 2002 among the Borrower, Alcoa and J.P. Morgan Trust Company, National Association, as escrow agent.

        “Escrow Letter” means a letter, substantially in the form attached hereto as Exhibit P, from the Borrower addressed to the Escrow Agent, instructing the Escrow Agent to deposit all amounts due and payable to the Borrower under the Escrow Agreement, into the Blocked Account.

        “Eurodollar Loan” means at any date a Loan which bears interest at a rate based on the Eurodollar Rate.

        “Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Loan, the rate per annum equal to British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Required Lenders from time to time), at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by The Bank of New York and with a term equivalent to such Interest Period would be offered by BNY Capital Markets, Inc. to major banks in the London interbank eurodollar market at their request at approximately 11:00 A.M. (London time) two Business days prior to the commencement of such Interest Period.

        “Event of Default” has the meaning specified in Section 8.01.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        “Excluded Domestic Subsidiaries” means Dallas Aerospace, Inc., PB Herndon Aerospace, Inc., Intersport Fashions West, Inc., EURO MLS, Inc., Fairchild Sports USA, Inc., Fairchild Sports, Inc. and Fairchild Trading Corp.

        “Excluded Subsidiaries” means the Excluded Domestic Subsidiaries and each of Banner and Banner’s direct and indirect Subsidiaries, Republic Thunderbolt, LLC and DEM Mairoll, LLC.

        “Excluded Taxes” means, with respect to the Agents, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

        “Existing Indebtedness” has the meaning specified in Section 7.01(a).

        “Failed Loan” has the meaning specified in Section 2.03(d).

        “Farmingdale Parcel” means the 3.57 acre piece of land north of Conklin, in Farmingdale, New York, as more particularly described in Exhibit M.

        “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to The Bank of New York on such day on such transactions as determined by the Administrative Agent.

        “Fee Letter” means the letter agreement dated February 3, 2006 between The Fairchild Corporation and GoldenTree Asset Management, L.P.

        “Finance Obligations” means, at any date, all Credit Obligations.

        “Finance Party” means each Lender and, each Agent and each Indemnitee and their respective successors and assigns, and “Finance Parties” means any two or more of them, collectively.

        “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

        “Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by any Group Company primarily for the benefit of employees of any Group Company residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

        “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

        “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

        “German Bank Debt” means the loan documents listed on Schedule 1.01(b).

        “Going Private Transaction” means any Rule 13e-3 transaction under the Exchange Act, with respect to the Equity Interests of the Borrower.

        “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central bank).

        “Group Company” means any of the Borrower or its Domestic Subsidiaries (regardless of whether or not consolidated with Borrower for purposes of GAAP), and for the avoidance of doubt and without limitation, “Group Company” includes Republic Thunderbolt LLC and Banner Aerospace, Inc., and “Group Companies” means all of them, collectively.

        “Guarantee” means, with respect to any Person, without duplication, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing, intended to guarantee, or having the economic effect of guaranteeing, any Indebtedness or other obligation of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness or other obligation of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or other obligation or (iv) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guarantee hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness or other obligation in respect of which such Guarantee is made. The parties agree that the pledge of the Equity Interests of Intersport Fashions West, Inc. and EURO MLS, Inc. in support of the German Bank Debt shall not constitute a Guarantee.

        “Guaranty” means the Guaranty, substantially in the form of Exhibit F hereto, by the Subsidiary Guarantors in favor of the Administrative Agent, as the same may be amended, modified or supplemented from time to time.

        “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environment Law.

        “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i)	all obligations of such Person for borrowed money;

(ii)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii)	all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(iv)	all obligations, other than intercompany items, of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and accrued expenses arising in the ordinary course of business (so long as such trade accounts payable and accrued expenses are payable and paid within 60 days of the incurrence thereof));

(v)	all obligations of such Person in respect of Capital Lease Obligations (regardless of whether accounted for as indebtedness under GAAP);

(vi)	all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property;

(vii)	all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person other than the pledge of the Equity Interests of Intersport Fashions West, Inc. and EURO MLS, Inc. in support of the German Bank Debt;

(viii)	all Guarantees of such Person;

(ix)	all Debt Equivalents of such Person;

(x)	the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable Law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person shall not be liable therefor;

provided that Indebtedness shall not include (A) deferred compensation arrangements, including any supplemental executive retirement plan, in effect on the date hereof, (B) earn-out obligations until matured or earned, (C) non-compete or consulting obligations incurred in connection with Permitted Acquisitions, (D) obligations to employees under employee benefit and pension plans in effect on the date hereof, and (E) the Letters of Comfort or any replacement or renewal thereof.

        “Indemnified Taxes” means Taxes other than Excluded Taxes.

        “Indemnitee” has the meaning specified in Section 10.04(b).

        “Information” has the meaning specified in Section 10.07.

        “Insurance Proceeds” means all insurance proceeds (other than business interruption insurance proceeds), damages, awards, claims and rights of action with respect to any Casualty.

        “Intercompany Note” means a promissory note contemplated by Section 7.05(k), substantially in the form of Exhibit H hereto, and “Intercompany Notes” means any two or more of them.

        “Interest Payment Date” means (i) as to Base Rate Loans, the last Business Day of each March, June, September and December (the first Interest Payment Date being June 30, 2006) and the Maturity Date for Loans of the applicable Class and (ii) as to Eurodollar Loans, the last day of each Interest Period and the Maturity Date for Loans of the applicable Class, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the respective dates that fall every three months after the beginning of such Interest Period.

        “Interest Period” means with respect to each Eurodollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Extension/Conversion and ending one, two, three or six, or, if consented to by all the Lenders, nine or twelve, months thereafter or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders, as the Borrower may elect in the applicable notice; provided that:

(i)	any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)	any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)	no Interest Period in excess of one month may be selected at any time when a Default or an Event of Default is then in existence; and

(iv)	no Interest Period may be selected which would end after the Maturity Date.

        “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

        “Investor” means (i) Jeffrey J. Steiner, (ii) any member of Jeffrey J. Steiner’s immediate family or any of his lineal descendants, (iii) any trust or estate the principal beneficiaries of which are Persons referred to in clauses (i) and (ii) and (iv) in the event of the incompetence or death of any of the Persons described in clauses (i) or (ii), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries.

        “Investment” in any Person means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets, Equity Interests, Equity Equivalents, Debt Equivalents, Indebtedness or other securities of such Person, (ii) any deposit with, or advance, loan or other extension of credit to or for the benefit of such Person (other than deposits made in connection with the purchase of equipment or inventory in the ordinary course of business) or (iii) any other capital contribution to or investment in such Person, including by way of Guarantee of any obligation of such Person, any support for a letter of credit issued on behalf of such Person incurred for the benefit of such Person or in the case of any Domestic Subsidiary of the Borrower, any release, cancellation, compromise or forgiveness in whole or in part of any Indebtedness owing by such Person. The outstanding amount of any Investment shall be deemed to equal the difference of (i) the aggregate initial amount of such Investment less (ii) all returns of principal thereof or capital with respect thereto and all dividends and other distributions of income received in respect thereof.

        “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and Permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

        “Leaseholds” means with respect to any Person all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

        “Lender” means each bank or other lending institution listed on Schedule 2.01 and each Eligible Assignee that becomes a Lender pursuant to Section 10.06(b).

        “Lending Office” means with respect to any Lender any “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans are to be made and maintained.

        “Letters of Comfort ” means those letters of comfort disclosed on Schedule 7.05(l).

        “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement, in each case, in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing).

        “Loan” means the Term Loan; provided that, if such loan (or portion thereof) is combined or subdivided pursuant to a Notice of Extension/Conversion, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

        “Loan Documents” means this Agreement, the Notes, the Acknowledgment Agreement, the Guaranty, the Collateral Documents, each Perfection Certificate, and each Accession Agreement, collectively, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto, in each case as the same may be amended, modified or supplemented from time to time.

        “Loan Party” means each of the Borrower and each Subsidiary Guarantor, and “Loan Parties” means any combination of the foregoing.

        “Mairoll Pledged Note” means the that certain note, dated as of March 10, 2006 made by Borrower to Mairoll, Inc, in the principal amount of $79,402,808.

        “Margin Stock” means “margin stock” as such term is defined in Regulation U.

        “Material Adverse Effect” means (i) any material adverse effect upon the business, assets, properties, condition (financial or otherwise) or results of operations or prospects of Borrower and its Domestic Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of a Loan Party to consummate the transactions contemplated hereby to occur on the Closing Date, (iii) a material impairment of the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party or (iv) a material impairment of the rights and benefits of the Lenders under any Loan Document.

        “Maturity Date” means the fourth anniversary of the Closing Date (or if such day is not a Business Day, the next preceding Business Day).

        “Maximum Rate” has the meaning specified in Section 10.09.

        “Maximum Repurchase Amount” means, as of the Closing Date, an amount equal to $35,000,000, which amount shall be (A) decreased on each Adjustment Date by the value of the Required Pension Funding Amount (but only if such amount is a positive number) and (B) increased from time to time by the amount of (x) Net Cash Proceeds actually received from any Equity Issuance of Borrower, minus (y) the aggregate amount of Equity Interests of Borrower repurchased on or after the Closing Date; provided that the Maximum Repurchase Amount shall at no time be greater than $35,000,000 (plus the amount of Net Cash Proceeds actually received from any Equity Issuance of Borrower).

        “Minimum Liquidity Threshold” means, as of the Closing Date, $20,000,000, which amount shall be decreased (or increased if the Adjustment Amount is a negative number, subject to the proviso at the end of this definition) on each Adjustment Date by an amount equal to the absolute value of the Adjustment Amount; provided that the Minimum Liquidity Threshold shall at no time be greater than $20,000,000 nor less than $10,000,000.

        “Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) may select.

        “Mortgage” means in the case of owned real property interests, a mortgage or deed of trust, substantially in the form of, or otherwise substantially identical in substance to, the provisions of Exhibit G-4 hereto, among any Loan Party, the Collateral Agent and one or more trustees, as the same may be amended, modified or supplemented from time to time.

        “Mortgage Policies” has the meaning specified in Section 4.01(g)(ii) hereto.

        “Mortgaged Properties” means the Stew Leonard Property and the Farmingdale Parcel.

        “Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

      “Net Cash Proceeds” means:

(i)	with respect to any Collateral Disposition, Casualty or Condemnation, (A) the gross amount of all cash proceeds (including Insurance Proceeds and Condemnation Awards in the case of any Casualty or Condemnation, except to the extent and for so long as such Insurance Proceeds or Condemnation Awards constitute Reinvestment Funds or unless such Insurance Proceeds or Condemnation Awards are to be used for repair, restoration or replacement pursuant to plans approved by the Required Lenders) actually paid to or actually received by any Group Company in respect of such Collateral Disposition, Casualty or Condemnation (including any cash proceeds received as income or other proceeds of any noncash proceeds of any Collateral Disposition, Casualty or Condemnation as and when received), less (B) the sum of (1) the amount, if any, of all taxes (other than income taxes) and all income taxes (as estimated in good faith by a senior financial or senior accounting officer of the Borrower giving effect to the overall tax position of Borrower and its Subsidiaries) and customary fees, brokerage fees, commissions, costs and other expenses (other than those payable to any Group Company or to Affiliates of any Group Company that are incurred in connection with such Collateral Disposition, Casualty or Condemnation and are payable by any Group Company, but only to the extent not already deducted in arriving at the amount referred to in clause (i)(A) above, (2) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any liabilities associated with such Collateral Disposition, Casualty or Condemnation, (3) if applicable, the amount of any Indebtedness secured by a Permitted Lien that has been repaid or refinanced in accordance with its terms with the proceeds of such Collateral Disposition, Casualty or Condemnation; and (4) any payments to be made by any Group Company as agreed between such Group Company and the purchaser of any assets subject to a Collateral Disposition, Casualty or Condemnation in connection therewith; and

(ii)	with respect to any Equity Issuance, the gross amount of cash proceeds paid to or received by any Group Company in respect of such Equity Issuance (including cash proceeds subsequently as and when received at any time in respect of such Equity Issuance from non-cash consideration initially received or otherwise), net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses directly incurred by any Group Company in connection therewith (other than those payable to any Group Company or any Affiliate of any Group Company).

        “Note” means a promissory note, substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay outstanding Term Loans, as such note may be amended, modified or supplemented from time to time.

        “Notice of Borrowing” means a request by the Borrower for a Borrowing, substantially in the form of Exhibit A-1 hereto.

        “Notice of Extension/Conversion” has the meaning specified in Section 2.06(a).

        “NYDOT Properties” means (i) the parcels of land known as 3000 and 3002 and referred to in that certain Agreement of Adjustment, dated as of June 30 2004, between Republic Thunderbolt L.L.C. and the Commissioner of Transportation for the People of the State of New York; and (ii) the parcel of land known as 3001 and referred to in that certain Agreement of Adjustment, dated as of 30 June 2004, between Banner Aerospace, Inc., and the Commissioner of Transportation for the People of the State of New York.

        “Organization Documents” means, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

        “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

        “paid in full” or “payment in full” means, at any date and with respect to any Finance Obligation, the termination of all commitments and all other obligations of the Lenders in respect of such Commitments under the Loan Documents.

        “Participant” has the meaning specified in Section 10.06(d).

        “Participant Register” has the meaning specified in Section 10.06(e).

        “Participation Interest” has the meaning specified in Section 10.06(d).

        “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

        “Perfection Certificate” means a certificate, substantially in the form of Exhibit G-3 to this Agreement, completed and supplemented with the schedules and attachments contemplated thereby to the satisfaction of the Collateral Agent and duly executed by the chief executive officer and the chief legal officer of the Borrower.

        “Permit” means any license, permit, franchise, right or privilege, certificate of authority or order, or any waiver of the foregoing, issued or issuable by any Governmental Authority.

        “Permitted Acquisition” means a Business Acquisition; provided that:

(i)	no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(ii)	the Borrower shall have furnished to the Required Lenders at least ten (10) days prior to the consummation of such acquisition (or such later date acceptable to the Required Lenders) (1) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such acquisition) and (2) historical financial statements for the last three fiscal years (or, if less, for the period of such Person’s existence) of the Person or business to be acquired (audited if available) to the extent available and unaudited financial statements thereof for the most recent interim period which are available; and

(iii)	the aggregate consideration (including cash, earn out payments (to the extent paid while any Loan is outstanding), and assumption of indebtedness (other than unsecured Subordinated Indebtedness)) for all such acquisitions occurring after the Closing Date shall not exceed the Available Amount.

        “Permitted Encumbrances” means (i) those liens, encumbrances and other matters affecting title to any Mortgaged Property listed in the Mortgage Policies in respect thereof and found, on the date of delivery of such Mortgage Policies to the Collateral Agent in accordance with the terms hereof, reasonably acceptable by the Collateral Agent, (ii) zoning restrictions, building codes, land use and other similar Laws and municipal ordinances which are not violated in any material respect by the existing improvements and the present use by the mortgagor of the Premises (as defined in the respective Mortgage) and (iii) such other items to which the Collateral Agent may consent (such consent not to be unreasonably withheld).

        “Permitted Joint Venture” means a joint venture, in the form of a corporation, limited liability company, business trust, joint venture, association, company or partnership, entered into by the Borrower or any of its Subsidiaries which (i) is engaged in a line of business related to those engaged in by the Borrower and its Subsidiaries and (ii) is formed or organized in a manner that limits the exposure of the Borrower and its Subsidiaries for the liabilities thereof to (A) the Investments of the Borrower and its Subsidiaries therein permitted under Section 7.05 and (B) any Indebtedness of any Permitted Joint Venture or any Guaranty Obligations by the Borrower or any of its Subsidiaries in respect of such Indebtedness, which Indebtedness or Guaranty Obligations are permitted at the time under Section 7.01.

        “Permitted Liens” has the meaning specified in Section 7.02.

        “Permitted Refinancing” means, with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, replacement, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.01, (ii) such modification, refinancing, replacement, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (iii) if the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Credit Obligations, such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Credit Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (iv) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, replaced, refunded, renewed or extended Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (v) such modification, refinancing, replacement, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, replacement, refunded, renewed or extended, and (vi) at the time thereof, no Default under Section 8.01(a) or Articles VI and VII shall have occurred and be continuing.

        “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code maintained by or contributed to by any Group Company or any ERISA Affiliate including a Multiemployer Plan.

        “Pledge and Security Agreement” means the Pledge and Security Agreement, substantially in the form of Exhibit G-1 hereto, dated as of the date hereof among, the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

        “Pledged Collateral” has the meaning specified in the Pledge and Security Agreement.

        “Pledged Notes” has means the Banner Pledged Note and the Mairoll Pledged Note.

        “Pre-Closing Information” means written information in respect of the Borrower or any Domestic Subsidiary of the Borrower provided to any Agent or Lender by or on behalf of the Borrower prior to the Closing Date.

        “Preferred Stock” means, as applied to the Equity Interests of a Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interests of any other class of such Person.

        “Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures, including leaseholds.

        “Register” has the meaning specified in Section 10.06(c).

        “Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

        “Reinvestment Funds” means, with respect to any Insurance Proceeds or any Condemnation Award, that portion of such funds as shall, according to a certificate of the senior financial officer of the Borrower delivered to the Administrative Agent within 30 days after the occurrence of the Casualty or Condemnation giving rise thereto (and in any case prior to the receipt thereof by any Group Company), be reinvested within 180 days after the occurrence of the Casualty or Condemnation giving rise thereto in the repair, restoration or replacement of the properties that were the subject of such Casualty or Condemnation; provided that (i) the aggregate amount of such proceeds with respect to any such event or series of related events shall not exceed $500,000, (ii) such certificate shall be accompanied by evidence reasonably satisfactory to the Required Lenders that any property subject to such Casualty or Condemnation has been or will be repaired, restored or replaced to its condition immediately prior to such Casualty or Condemnation, (iii) pending such reinvestment, the entire amount of such proceeds shall be deposited in an account with the Collateral Agent for the benefit of the Finance Parties, over which the Collateral Agent shall have sole control and exclusive right of withdrawal (which may include the Reinvestment Funds Account), (iv) from and after the date of delivery of such certificate, the Borrower or one or more of its Subsidiaries shall diligently proceed, in a commercially reasonable manner, to complete the repair, restoration or replacement of the properties that were the subject of such Casualty or Condemnation as described in such certificate and (v) no Default or Event of Default shall have occurred and be continuing; and provided, further, that, if any of the foregoing conditions shall cease to be satisfied at any time, such funds shall no longer be deemed Reinvestment Funds and such funds shall immediately be applied to prepayment of the Loans in accordance with Section 2.08(b).

        “Reinvestment Funds Account” has the meaning specified in the Pledge and Security Agreement.

        “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

        “Required Lenders” means, at any date of determination, Lenders whose aggregate Credit Exposure constitutes more than 50% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders such Lender and its Credit Exposure at such time.

        “Required Pension Funding Amount” means, as of any Adjustment Date, (i) the aggregate amount reasonably estimated by each of the Plan’s actuaries as of the immediately preceding September 30, as the minimum amount required to be contributed to the Plan pursuant to Section 412 of the Code or Section 302 of ERISA in respect of the plan year next commencing following the Adjustment Date, it being understood that the Required Pension Funding Amount in respect of any plan year shall include amounts that pursuant to said sections may be contributed after the end of the plan year and be considered to have been made prior to the end of the plan year and (ii) any amounts required to be contributed during the applicable plan year to any of the Plans pursuant to an agreement with PBGC.

        “Responsible Officer” means the chief executive officer, president, senior vice president, vice president, chief financial officer, treasurer, assistant treasurer, secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

        “Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property), direct or indirect, on account of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding, and (iv) any loan, advance, tax sharing payment or indemnification payment to, or investment in, any Affiliate of Borrower (other than Domestic Subsidiaries of the Borrower), other than (i) any indemnification payment to a director or officer and (ii) any tax sharing payment (A) made pursuant to any tax sharing agreement disclosed on Schedule 1.01(c) or (B) made for any period in which the payor is a member of a group filing consolidated, combined or unitary tax returns for which it is not the common parent that do not exceed the amount of the relevant tax that the payor would have owed if the payor were filing a separate tax return (or a separate consolidated or combined return with its subsidiaries).

        “Retained Proceeds Fee” means a fee equal to 3% of the amount of Net Cash Proceeds or other proceeds retained by or on behalf of any Group Company in respect of any monetization of any Collateral and prepayment of the Loan in connection with Section 2.08(b)(ii).

        “Sale and Purchase Agreement” means each of (i) the Agreement of Purchase and Sale, dated as of May 13, 2002 between Stew Leonard’s Farmingdale L.L.C. and Avilas, Inc. (as amended through the date hereof); and (ii) the agreements of adjustment in respect of the NYDOT Properties.

        “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

        “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) may select.

        “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

        “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

        “Settlement Agreement” shall mean the Amended and Supplemental Stipulation of Settlement, on October 14, 2005 in the Court of Chancery of the State of Delaware in and for New Castle County and upheld by that court on November 23, 2005, whereby Borrower settled a stockholder derivative lawsuit brought against Borrower, Jeffrey Steiner, Eric Steiner and other individuals.

        “Solvent” means, with respect to any Person as of a particular date, that on such date (i) such Person is able generally to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value (determined in accordance with the United States Bankruptcy Code) of the assets of such Person is greater than the total amount of liabilities, including, without limitation, probable liabilities, of such Person and (v) the present fair value (i.e., the amount that may be realized within a commercially reasonable time, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for the assets in question within such period by a capable and diligent businessperson from a buyer who is willing to purchase under ordinary selling conditions) of the assets of such Person will exceed the amount that will be required to pay the probable liability on such Person’s existing debts as they become absolute and matured. For purposes of this definition, “debt” means any legal liability, whether matured, unmatured, liquidated or unliquidated, absolute, fixed or contingent, or a right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right is an equitable remedy, is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

        “Stew Leonard Property” means the Property and the USA Signs Property, each as defined in the Agreement of Purchase and Sale, dated as of May 13, 2002, between Stew Leonard’s Farmingdale, LLC and Avilas, Inc., as amended through the date hereof, and as more particularly described in Exhibit N.

        “Subordinated Indebtedness” of any Person means all unsecured Indebtedness which (A) the principal of which by its terms is not required to be repaid, in whole or in part, before the Maturity Date, and (B) is subordinated in right of payment to such Person’s indebtedness, obligations and liabilities to the Loan Parties under the Loan Documents pursuant to payment and subordination provisions reasonably satisfactory in form and substance to the Required Lenders.

        “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have more than 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

        “Subsidiary Guarantor” means each Domestic Subsidiary (other than the Excluded Subsidiaries) of the Borrower on the Closing Date and each Domestic Subsidiary of the Borrower that becomes a party to the Guaranty after the Closing Date by execution of an Accession Agreement, and “Subsidiary Guarantors” means any two or more of them.

        “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

        “Term Loan” means a Term Loan made under Section 2.01(b).

        “Term Loan Original Issue Discount” means an amount equal to 2.0% of the aggregate principal amount of the Term Loan purchased by the Borrower on or as of the Closing Date.

        “Term Loan Collateral Prepayment Percentage” with respect to any prepayment of a Term Loan, means 100%; provided that, if at the time of the prepayment of the Term Loan, the Borrower has (x) delivered an officer’s certificate, signed by the chief financial officer of the Borrower, in a form reasonably satisfactory to the Required Lenders which confirms that the ratio of the Collateral Value of the remaining Collateral to the aggregate outstanding Term Loans (in each case, after giving effect to such prepayment) is at least 1.9:1; and (y) paid the Administrative Agent the Retained Proceeds Fee, the Term Loan Collateral Prepayment Percentage shall be 72.5%.

      “Threshold Amount” means $2,000,000.

        “Title Insurance Company” has the meaning specified in Section 4.01(g)(ii).

        “Transaction Document” means each of (i) the Sale and Purchase Agreements, (ii) the Escrow Agreement, (iii) the Acquisition Agreement, (iv) the Earn-Out Letter and (v) the Escrow Letter.

        “Type” has the meaning specified in Section 1.06.

        “Unfunded Liabilities” means (i) with respect to each Plan, the amount (if any) by which the projected benefit obligation (determined in accordance with GAAP) under each Plan exceeds the current value of such Plan’s assets allocable thereto, and (ii) with respect to each Foreign Pension Plan, the amount (if any) by which the projected benefit obligation (determined in accordance with GAAP) benefits under each Foreign Pension Plan exceeds the current value of such Foreign Pension Plan’s assets allocable thereto.

        “United States” means the United States of America, including each of the States and the District of Columbia, but excluding its territories and possessions.

    “U.S.        Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)), as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

        “Voting Securities” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency.

        “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

        “Welfare Plan” means a “welfare plan” as such term is defined in Section 3(1) of ERISA.

Section 1.02 Other Interpretative Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through means “to and including.”

(c)     Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms and Determinations.

(a)     Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)     Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04 Annualization; Rounding. If any determination hereunder is required by the terms hereof to be made for a period of four consecutive fiscal quarters at a time at which fewer than four full fiscal quarters have elapsed since the Closing Date, such determination shall (except as otherwise expressly provided herein) be made for the period elapsed from the Closing Date through the most recent fiscal quarter then ended (annualized on a simple arithmetic basis, if such determination is to be used in a ratio with a balance sheet item). Any financial ratios required to be maintained by any Group Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06 Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same Type (subject to Article III). Loans hereunder are distinguished by “Type”. The “Type” of a Loan refers to whether such Loan is a Eurodollar Loan or a Base Rate Loan.

ARTICLE II

THE CREDIT FACILITIES

Section 2.01 Commitments to Lend.

(a)     [reserved]

(b)     Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a Term Loan to the Borrower on the Closing Date in a principal amount not exceeding its Commitment. The Borrowing shall be made from the several Lenders ratably in proportion to their respective Commitments. The Commitments and the Term Loan are not revolving in nature, and amounts repaid or prepaid prior to the Term B Maturity Date may not be reborrowed.

Section 2.02 Notice of Borrowings. Borrowing. The Borrower shall give the Administrative Agent a Notice of Borrowing not later than (i) 12:00 P.M. on the same day as a Base Rate Borrowing and (ii) 10:00 A.M. on the third Business Day before a Eurodollar Borrowing (unless the Borrower wishes to request an Interest Period for such Borrowing other than one, two, three or six months in duration as provided in the definition of “Interest Period”, in which case on the fourth Business Day before each such Eurodollar Borrowing), specifying:

(i)	the date of such Borrowing, which shall be a Business Day;

(ii)	the aggregate amount of such Borrowing;

(iii)	the Type of the Loans comprising such Borrowing;

(iv)	in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period and to Section 2.05(a); and

(v)	the location (which must be in the United States) and number of the account(s) to which funds are to be disbursed, which shall comply with the requirements of Section 2.03.

If the duration of the Interest Period is not specified with respect to the Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month, subject to the provisions of the definition of Interest Period and to Section 2.06(a).

Section 2.03 Notice to Lenders; Funding of Loans.

(a)     Notice to Lenders. If the Borrower has requested an Interest Period of other than one, two, three or six months in duration, the Administrative Agent shall give prompt notice of such request to the Lenders. Not later than 3:00 P.M. on the second Business Day following such notice, each Lender shall inform the Administrative Agent whether the requested Interest Period is acceptable to it. Not later than 12:00 P.M. on the third Business Day before the requested date of such a Borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested interest Period has been consented to by all the Lenders. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of such Lender’s ratable share (if any) of the Borrowing referred to therein, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b)     Funding of Loans. Not later than 1:00 P.M. on the date of the Borrowing each Lender shall make available its share of such Borrowing, in Federal or other immediately available funds, to the Administrative Agent at the Administrative Agent’s Office. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent shall make the funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower in the applicable Notice of Borrowing or, if a Borrowing shall not occur on such date because any condition precedent herein shall not have been met, promptly return the amounts received from the Lenders in like funds, without interest.

(c)     Funding by the Administrative Agent in Anticipation of Amounts Due from the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03, and the Administrative Agent may, in reliance upon such assumption, but under no circumstances shall be required to, make available to the Borrower on such date a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(d)     Failed Loans. If any Lender shall fail to make any Loan (a “Failed Loan”) which such Lender is otherwise obligated hereunder to make to the Borrower on the date of Borrowing thereof, and the Administrative Agent shall not have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Lender shall have made or be deemed to have made (pursuant to the last sentence of this subsection (d)) the Failed Loan in full or the Administrative Agent shall have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative Agent shall receive any amount from the Borrower for the account of such Lender, (i) the amount so received (up to the amount of such Failed Loan) will, upon receipt by the Administrative Agent, be deemed to have been paid to the Lender in satisfaction of the obligation for which paid, without actual disbursement of such amount to the Lender, (ii) the Lender will be deemed to have made the same amount available to the Administrative Agent for disbursement as a Loan to the Borrower (up to the amount of such Failed Loan) and (iii) the Administrative Agent will disburse such amount (up to the amount of the Failed Loan) to the Borrower unless the Administrative Agent shall have determined in its sole discretion that to so disburse such amount will not violate any Law applicable to the Administrative Agent. Upon any such disbursement by the Administrative Agent, such Lender shall be deemed to have made a Base Rate Loan of the same Class as the Failed Loan to the Borrower in satisfaction, to the extent thereof, of such Lender’s obligation to make the Failed Loan.

Section 2.04 Evidence of Loans. The Borrowing made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowing made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Credit Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a single Note, substantially in the form of Exhibit B, payable to the order of such Lender for the account of its Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Loans which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender having one or more Notes shall record the date and amount of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of any Note, endorse on the reverse side or on the schedule, if any, forming a part thereof appropriate notations to evidence the foregoing information with respect to each outstanding Loan evidenced thereby; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any such Note. Each Lender is hereby irrevocably authorized by the Borrower so to endorse each of its Notes and to attach to and make a part of each of its Notes a continuation of any such schedule as and when required.

Section 2.05 Interest.

(a)	Rate Options Applicable to Loans. Each Borrowing shall comprise Base Rate Loans or Eurodollar Loans, as the Borrower may request pursuant to Section 2.02.

(b)	Rates Applicable to Loans. Subject to the provisions of subsection (c) below, (i) each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the then Applicable Margin, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof for each day from the date such Loan is made as, or converted into, a Base Rate Loan until it becomes due or is converted into a Loan of any other Type, at a rate per annum equal to the Base Rate for such day plus the then Applicable Margin.

(c)	Additional Interest.

(i)	If any amount of principal of or interest on any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall (to the fullest extent permitted by applicable Laws) thereafter bear interest at a rate per annum equal to the Default Rate as in effect from time to time.

(ii)	While any Event of Default under Section 8.01(a) or due to a default in the performance or observance of any term, covenant or agreement contained in Articles VI or VII exists, the Borrower shall (to the fullest extent permitted by applicable Laws) pay interest on all then outstanding Credit Obligations at a rate per annum equal to the Default Rate as in effect from time to time.

(iii)	Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d)	Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(e)	Determination and Notice of Interest Rates. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the prime rate used in determining the Base Rate promptly following the public announcement of such change.

Section 2.06 Extension and Conversion.

(a)	Continuation and Conversion Options. The Loans included in the Borrowing shall bear interest initially at the type of rate allowed by Section 2.05 and as specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower shall have the option, on any Business Day, to elect to change or continue the type of interest rate (subject in each case to the provisions of Article III and subsection 2.06(d)), as follows:

(i)	if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Eurodollar Loans as of any Business Day; and

(ii)	if such Loans are Eurodollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Eurodollar Loans for an additional Interest Period, subject to Section 3.06 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice, substantially in the form of Exhibit A-2 hereto (a “Notice of Extension/Conversion”) (which may be by telephone if promptly confirmed in writing, which notice shall not thereafter be revocable by the Borrower, to the Administrative Agent not later than 12:00 Noon on the third Business Day before the conversion or continuation selected in such notice is to be effective (unless the Borrower wishes to request an Interest Period for such Borrowing other than one, two, three or six months in duration as provided in the definition of “Interest Period”, in which case on the fourth Business Day before each such Eurodollar Borrowing).

(b)	Contents of Notice of Extension/Conversion. Each Notice of Extension/Conversion shall specify:

(i)	the Loan to which such notice applies;

(ii)	the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection 2.06(a) above;

(iii)	if the Loan is to be converted, and, if the Loans being converted are to be Eurodollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)	if such Loans are to be continued as Eurodollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Extension/Conversion shall comply with the provisions of the definition of the term “Interest Period”. If no Notice of Extension/Conversion is timely received prior to the end of an Interest Period for any Eurodollar Loans, the Borrower shall be deemed to have elected that such Loan be converted to Base Rate Loans as of the last day of such Interest Period.

(c)     Notification to Lenders. Upon receipt of a Notice of Extension/Conversion from the Borrower pursuant to subsection 2.06(a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof.

(d)     Limitation on Conversion/Continuation Options. The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Eurodollar Loans if a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

Section 2.07 Maturity of Loans. The Borrower shall repay in full the aggregate principal amount of the Term Loan outstanding and all other amounts owing hereunder with respect thereto on the Maturity Date.

Section 2.08 Prepayments.

(a)     Voluntary Prepayments. The Borrower shall have the right voluntarily to prepay the Term Loan in whole or in part from time to time, subject to Section 2.08(c) and Section 3.05 but otherwise without premium or penalty; provided, however, that (i) each partial prepayment of the Term Loan shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (ii) the Borrower shall have given prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent, on the date of at least three Business Days prior to the date of prepayment and (iii) voluntary prepayments of the Term Loan under this Section 2.08(a) shall be applied first, to accrued and unpaid interest on the Term Loan, and next, to the outstanding principal amount of the Term Loan until paid in full. Each notice of prepayment shall specify the prepayment date, the amount to be prepaid, the Loan or Loans to be prepaid and the Interest Period of such Loan. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro-rata share, if any, thereof. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable as specified therein. Subject to the foregoing, amounts prepaid under this Section 2.08(a) shall be applied as the Borrower may elect. All prepayments of Eurodollar Loans under this Section 2.08(a) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment, together with any additional amounts required pursuant to Section 3.05.

(b)     Mandatory Prepayments.

(i)     [reserved]

(ii)     Immediately after receipt by any Group Company of the proceeds from or such other distributions, or any Casualty or Condemnation, in respect of, any Collateral (other than interest earned under the Escrow Account), the Borrower shall prepay the Term Loan in an aggregate amount equal to the Term Loan Collateral Prepayment Percentage multiplied by the Net Cash Proceeds or other proceeds or distribution received, and shall also pay to the Administrative Agent on behalf of the Lenders an amount equal to the Retained Proceeds Fee, which fee shall not reduce the outstanding principal or interest of the Term Loan.

(iii)     Banner Excess Distributions. Immediately after the receipt by the Borrower of any Banner Excess Distributions, Borrower shall prepay the Term Loan in an amount equal to such Banner Excess Distributions.

(iv)     Notice. The Borrower shall give to the Administrative Agent and the Lenders at least five Business Days’ prior written or telecopy notice of each and every event or occurrence requiring a prepayment under this Section 2.08(b) including the amount of Net Cash Proceeds expected to be received therefrom and the expected schedule for receiving such proceeds; provided, however, that in the case of any prepayment event consisting of a Casualty or Condemnation, the Borrower shall give such notice within five Business Days after the occurrence of such event.

(c)     Prepayment Premium. If any prepayment of principal of the Term Loan is made pursuant to Section 2.08(a) within three years after the Closing Date, the Borrower shall on the date of such prepayment pay to the Lenders that hold Term Loans a prepayment premium equal to (A) if such prepayment occurs on or prior to the first anniversary of the Closing Date, 3.0% of the principal amount of the Term Loans so prepaid or repaid, (B) if such prepayment occurs after the first anniversary but on or prior to the second anniversary of the Closing Date, 2.0% of the principal amount of the Term Loans so prepaid or repaid and (C) if such prepayment or declaration occurs after the second anniversary but on or prior to the third anniversary of the Closing Date, 1.0% of the principal amount of the Term Loans so prepaid or repaid.

Section 2.09 [reserved]

Section 2.10 Original Issue Discount; Fees.

(a)     Original Issue Discount. On the Closing Date, the Lenders will make available to the Borrower, the Term Loan, net of the Term Loan Original Issue Discount.

(b)     Fees. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing, if any, in the amounts and at the times so specified. The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Administrative Fee Letter. Any fees in respect of the Section 2.10(b) shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.11 Pro-rata Treatment. Except to the extent otherwise provided herein, the payment or prepayment of principal of or interest on any Loan, any payment of fees and each conversion or continuation of any Loan, shall be allocated pro-rata among the relevant Lenders in accordance with the respective Commitment Percentages of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans of such Lenders); provided that, in the event any amount paid to any Lender pursuant to this Section is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus 2.00% per annum.

Section 2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or, resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans or such Participation Interests and accrued interest thereon greater than its pro-rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and Participation Interests; provided that:

(i)	if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)	the provisions of this Section 2.12 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans other than to the Borrower or any Domestic Subsidiary thereof (as to which the provisions of this Section 2.12 shall apply).

        Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.13 Payments Generally; Administrative Agent’s Clawback.

(a)     Payments by the Borrower. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided for herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 P.M. on the date specified herein. The Borrower shall, at the time it makes any payments under this Agreement, specify to the Administrative Agent the Loan, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and if it fails to specify or if such application would be inconsistent with the terms hereof, the Administrative Agent shall, subject to Section 2.12, distribute such payment to the Lenders in such manner as the Administrative Agent may deem reasonably appropriate). All payments received by the Administrative Agent after 2:00 PM shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time.

(b)     Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice (which may be by telephone if promptly confirmed in writing) from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith, and may, in reliance upon such assumption, but under no circumstances shall be required to, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such is amount is distributed to by excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(c)     Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender without interest.

(d)     Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date of Borrowing.

(e)     Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)     Computations. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which Loan is made (or converted or continued), and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made (or continued or converted) shall, subject to subsection (a) above, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a)     Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (or Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)     Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)     Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender as the case may be, on or with respect to any payment by or on account of the Borrower hereunder or under any other Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties, interest and reasonable expenses that are attributable to the gross negligence or willful misconduct of the Person seeking indemnification), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)     Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)     Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on the date on or before which such Foreign Lender becomes a Lender under this Agreement (and promptly from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two copies of whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), (iv) duly completed copies of Internal Revenue Service Form W-8IMY together with the additional documentation that must be transmitted with Form W-8IMY, including the appropriate forms described in (i), (ii) and (iii), or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made. In addition, each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent two duly completed copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a Lender under this Agreement. In addition, each Lender shall deliver such forms promptly upon the obsolescence, expiration, or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certificate to the Borrower (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(f)     Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.02 Illegality. If, on or after the date of this Agreement, the adoption of any applicable Law, or any change in any applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Lending Office) to make, maintain or fund any of its Eurodollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon, until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to convert outstanding Loans into Eurodollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 3.02, such Lender shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Eurodollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan, if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately, if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 3.03 Inability to Determine Rates. If on or prior to the first day of any Interest Period for any Eurodollar Loan:
(i)	the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate for such Interest Period; or

(ii)	Lenders having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period;

the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended and (ii) each outstanding Eurodollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Business Days before the date of any Eurodollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing in the same aggregate amount as the requested Borrowing and shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the rate applicable to Base Rate Loans for such day.

Section 3.04 Increased Costs and Reduced Return; Capital Adequacy.

(a)	Increased Costs Generally. If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Lender (or its Lending Office);

(ii)	subject any Lender (or its Lending Office) to any tax of any kind whatsoever with respect to this Agreement, or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(iii)	impose on any Lender (or its Lending Office) or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender of or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)     Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)     Delays in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i)	any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii)	any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(iii)	any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefore as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

        For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or, other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

Section 3.06 Base Rate Loans Substituted for Affected Eurodollar Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Eurodollar Loans has been suspended pursuant to Section 3.02 or (ii) any Lender has demanded compensation under Section 3.04 or 3.05 with respect to its Eurodollar Loans, and in any such case the Borrower shall, by at least five Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section 3.06 shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Eurodollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Eurodollar Loans of the other Lenders). If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Eurodollar Loan on the first day of the next succeeding Interest Period applicable to the related Eurodollar Loans of the other Lenders.

Section 3.07 Mitigation Obligations; Replacement of Lenders.

(a)     Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Credit Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO BORROWING

Section 4.01 Conditions to Borrowing. The obligation of each Lender to make the Borrowing hereunder is subject to the satisfaction of the following conditions precedent:
(a)	Executed Loan Documents. Receipt by the Lenders and the Administrative Agent of duly executed copies of: (i) this Agreement; (ii) the Notes; (iii) the Guaranty; (iv) the Collateral Documents and (v) all other Loan Documents, each in form and substance satisfactory to the Lenders in their sole discretion.

(b)	Legal Matters. All legal matters incident to this Agreement and the borrowings hereunder shall be satisfactory to the Lenders.

(c)	Organization Documents. The Lenders and the Administrative Agent shall have received: (i) a copy of the Organization Documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization; (ii) a certificate as to the good standing of each Loan Party, as of a recent date, from the Secretary of State or other applicable authority of its respective jurisdiction of organization and from each other state in which such Loan Party is qualified or is required to be qualified to do business, together in each case, to the extent generally available, with a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each such jurisdiction; (iii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date certifying (A) that the Organization Documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate from the Secretary of State of its jurisdiction of organization furnished pursuant to clause (i) above; (B) that attached thereto is a true and complete copy of the agreement of limited partnership, operating agreement or by-laws of such Loan Party, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is to be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iii) above; and (v) such other corporate or other constitutive or organizational documents as the Lenders or counsel for the Lenders may reasonably request.

(d)	Officer’s Certificate. The Lenders and the Administrative Agent shall have received (i) a certificate, dated the Closing Date and signed by a Responsible Officer of each of the Borrower and each Loan Party, confirming (A) that the representations and warranties made by the Loan Parties in any Loan Document are true and correct in all material respects at the Closing Date and (B) no Default or Event of Default exists or is continuing either prior to or after giving effect to the Borrowing contemplated by this Agreement;

(e)	Opinions of Counsel. On the Closing Date, the Lenders and the Administrative Agent shall have received a favorable written opinion of Cahill Gordon & Reindel LLP, special counsel to the Loan Parties, addressed to the Administrative Agent, the Collateral Agent and each Lender, dated the Closing Date, in the form attached hereto as Exhibit E and covering such other matters as the Administrative Agent or the Lenders may reasonably request;

(f)	Perfection of Personal Property Security Interests and Pledges; Search Reports. On or prior to the Closing Date, the Collateral Agent shall have received:

(i)	a Perfection Certificate executed by the Borrower;

(ii)	appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local Law) authenticated and authorized for filing under the Uniform Commercial Code or other applicable local law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Collateral Agent, to perfect the security interests intended to be created by the Collateral Documents;

(iii)	copies of reports from CT Corporation or another independent search service reasonably satisfactory to the Collateral Agent listing all effective financing statements, notices of tax, PBGC or judgment liens or similar notices that name the Borrower, any other Loan Party, as such (under its present name and any previous name and, if requested by the Collateral Agent, under any trade names), as debtor that are filed in the jurisdictions referred to in clause (ii) above or in any other jurisdiction having files which must be searched in order to determine fully the existence of the Uniform Commercial Code security interests, notices of the filing of federal tax Liens (filed pursuant to Section 6323 of the Code), Liens of the PBGC (filed pursuant to Section 4068 of ERISA) or judgment Liens on any Collateral, together with copies of such financing statements, notices of tax, PBGC or judgment Liens or similar notices (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Collateral Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local Law) authenticated and authorized for filing);

(iv)	all of the Pledged Collateral, which Pledged Collateral shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank; and

(v)	evidence of the completion of all other filings and recordings of or with respect to the Collateral Documents and of all other actions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Collateral Documents.

(g)	Real Property Collateral. The Collateral Agent shall have received (in form and substance satisfactory to the Collateral Agent):

(i)	fully executed and notarized Mortgages encumbering the fee interest of the Loan Parties in the Mortgaged Properties, together with such UCC-1 financing statements or similar notices as the Collateral Agent shall reasonably deem appropriate with respect to each such Mortgaged Property;

(ii)	American Land Title Association or other appropriate form mortgagee title insurance policies (the “Mortgage Policies”) issued by a title insurance company reasonably satisfactory to the Collateral Agent (the “Title Insurance Company”), in an amount satisfactory to the Collateral Agent with respect to each Mortgaged Property, which amount shall not exceed the fair market value for each such Mortgaged Property, assuring the Collateral Agent that the applicable Mortgages create valid and enforceable first priority mortgage liens on the respective Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, which Mortgage Policies shall contain such endorsements as shall be reasonably satisfactory to the Collateral Agent and for any other matters that the Collateral Agent may request, and providing affirmative insurance and such reinsurance as the Collateral Agent may request, all of the foregoing in form and substance reasonably satisfactory to the Collateral Agent;

(iii)	maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Collateral Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to the Collateral Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Collateral Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable Mortgage Policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites necessary to use the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; and (F) if the site is described as being on a filed map, a legend relating the survey to said map;

(iv)	if requested by the Collateral Agent, copies of all recorded documents listed as exceptions to title or otherwise referred to in the mortgaged properties;

(v)	certification from a registered engineer or land surveyor in a form reasonably satisfactory to the Collateral Agent or other evidence acceptable to the Collateral Agent that none of the improvements on the Mortgaged Properties are located within any area designated by the Director of the Federal Emergency Management Agency as a “special flood hazard” area or if any improvements on the Mortgaged Properties are located within a “special flood hazard” area, evidence of a flood insurance policy (if such insurance is required by applicable Law) from a company and in an amount satisfactory to the Collateral Agent for the applicable portion of the premises, naming the Collateral Agent, for the benefit of the Lenders, as mortgagee; and

(vi)	evidence reasonably satisfactory to the Collateral Agent that each of the Mortgaged Properties, and the uses of the Mortgaged Properties, are in compliance in all material respects with all applicable Laws.

(h)	Evidence of Insurance. Receipt by the Collateral Agent of copies of insurance policies or certificates of insurance of the Loan Parties and their Subsidiaries evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Collateral Agent as insured and loss payee with respect to the Collateral, on behalf of the Lenders.

(i)	Litigation; Judgments. On the Closing Date, there shall be no actions, suits, proceedings, counterclaims or investigations pending or overtly threatened (i) seeking to prohibit the ownership or operation by the Borrower, or any of its respective Subsidiaries of all or any material portion of any of their respective businesses or assets or (iii) seeking to obtain, or which could result or has resulted in the entry of, any judgment, order or injunction that (A) would restrain, prohibit or impose adverse or burdensome conditions on the ability of the Lenders to make the Loans, (B) could purport to affect the legality, validity or enforceability of any Loan Document or could have a material adverse effect on the ability of any Loan Party to fully and timely perform their payment and security obligations under the Loan Documents or the rights and remedies of the Lenders.

(j)	Solvency Certificate. On or prior to the Closing Date, the Borrower shall have delivered or caused to be delivered to the Lenders and the Administrative Agent a solvency certificate from the chief financial or chief accounting officer of the Borrower, substantially in the form of Exhibit J hereto, confirming that the Borrower and its Subsidiaries (on a consolidated basis) and the Borrower (on a stand-alone basis) are solvent.

(k)	Financial Information. The Lenders and the Administrative Agent shall have received: (i) audited annual financial statements of the Borrower for each of the 2005, 2004 and 2003 fiscal years, (ii) unaudited financial statements of the Borrower for any interim quarterly periods which have ended since the most recent such audited financial statements at least 45 days prior to the Closing Date, together with unaudited financial statements for the twelve month period ended on the last day of the most recent of such fiscal periods. In addition, the Lenders and the Administrative Agent shall have received written certifications from the chief executive officer and chief financial officer of the Borrower satisfying the requirements of each of Section 906 and Section 302 of Sarbanes-Oxley (such certifications to be delivered irrespective of whether the Borrower is or was subject to periodic reporting requirements under Section 13(a) or 15(d) of the Exchange Act on or prior to the Closing Date).

(l)	Material Adverse Change. There shall not have occurred any material adverse change in the business, assets, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries since 31 December 2005 or from that included in the Pre-Closing Information.

(m)	Payment of Fees. All costs, fees and expenses due to the Administrative Agent, the Collateral Agent and the Lenders on or before the Closing Date, including any amounts due under the Fee Letter and the Administrative Fee Letter, shall have been paid.

(n)	Counsel Fees. The Borrower shall have paid directly to counsel to the Administrative Agent all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and such counsel).

(o)	OFAC/Anti-Terrorism Compliance Certificate. The Lenders and the Administrative Agent shall have received a certificate substantially in the form of Exhibit L hereto, dated the Closing Date and signed by a Responsible Officer of the Borrower, certifying as to the matters set forth in therein.

(p)	Consents. The Lenders and the Administrative Agent shall have received evidence satisfactory to it of the consent of (i) The CIT Group/Business Credit, Inc.; (ii) Stew Leonard’s Farmingdale L.L.C.; and (iii) such other Persons as the Lenders may reasonably request, to the financing and the grant of Collateral contemplated by the Loan Documents.

(q)	Structure Chart-Borrower and Domestic Subsidiaries. The Lenders and the Administrative Agent shall have received a true and complete structure chart showing the ownership structure of the Borrower and its Subsidiaries.

All corporate and legal proceedings and instruments and agreements relating to the transactions contemplated by this Agreement or in any other document delivered in connection herewith or therewith shall be reasonably satisfactory in form and substance to each of the Lenders and its counsel, and the Lenders and the Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down facsimiles, if any, which the Lenders reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or Governmental Authorities. The documents referred to in this Section 4.01 shall be delivered to the Administrative Agent no later than the Closing Date. The certificates and opinions referred to in this Section 4.01 shall be dated the Closing Date.

        Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. If the Administrative Agent shall receive any such notice from any Lender, it shall promptly notify the Borrower.

        Promptly after the Closing Date occurs, the Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Group Company (i) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be in good standing would not have a Material Adverse Effect, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license except where failure to do so would not have a Material Adverse Effect and (iv) is in compliance with all Laws, except where failure to do so would not have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, (A) any Contractual Obligation to which such Person is a party or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law, except in the case of clause (ii)(A) for such violations which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. Except as set forth on Schedule 5.03, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party.

Section 5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

Section 5.05 Financial Condition; No Material Adverse Effect; No Internal Control Event.

(a)     Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)     Interim Financial Statements. The unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2005 and the related unaudited consolidated and consolidating statements of income and cash flows for the three months then ended, copies of which have been delivered to each of the Lenders, fairly present, in all material respects, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section 5.05 (except for the absence of footnotes and normal year-end audit adjustments), the consolidated financial position of the Borrower and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such three month period (subject to normal year-end audit adjustments).

(c)     Material Adverse Change. Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)     Internal Control Event. Except as disclosed on Schedule 5.05(d), since the date of the Audited Financial Statements, no Internal Control Event has occurred.

(e)     Projections. The projections prepared as part of, and included in, the Pre-Closing Information have been prepared on a basis substantially consistent with the financial statements referred to in subsection (a) above and are based on good faith estimates and assumptions made by management of the Borrower. On the Closing Date, such management believes that such projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material. There is no fact known to the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect which has not been disclosed herein or in the Pre-Closing Information.

(f)     Post-Closing Financial Statements. The financial statements delivered to the Lenders pursuant to Section 6.01(a) and (b), if any, (i) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b)) and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements, if any) in all material respects the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

(g)     No Undisclosed Liabilities. Except as fully reflected in the financial statements described in subsection (a) and (b) above and for items disclosed on Schedule 5.05(g) hereof and the Indebtedness incurred under this Agreement, (i) there were as of the Closing Date, no liabilities or obligations (excluding current obligations incurred in the ordinary course of business) with respect to any Group Company of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due and including obligations or liabilities for taxes, long-term leases and unusual forward or other long-term commitments), and (ii) the Borrower does not know of any basis for the assertion against any Group Company of any such liability or obligation which, either individually or in the aggregate, are or could reasonably be expected to have, a Material Adverse Effect.

Section 5.06 Litigation. There are no actions, suits, proceedings claims or disputes pending or, to the knowledge of any Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Group Company or against any of their properties or revenues that (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (ii) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, which, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Group Company as a result, of the matters described on Schedule 5.06.

Section 5.07 No Default. No Group Company is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the Borrowing contemplated by this Agreement.

Section 5.08 Ownership of Property; Liens. Each Group Company has good, valid and insurable title to, or valid leasehold interests, if any, in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted. All such material properties and assets are free and clear of Liens other than Permitted Liens. Each Group Company has complied with all obligations under all leases to which it is a party, other than leases that, individually or in the aggregate, are not material to the Group Companies, taken as a whole, and the violation of which will not result in a Material Adverse Effect, and all such leases are in full force and effect, other than leases that, individually or in the aggregate, are not material to the Group Companies, taken as a whole, and in respect of which the failure to be in full force and effect will not result in a Material Adverse Effect. Each Group Company enjoys peaceful and undisturbed possession under all such leases with respect to which it is the lessee, other than leases that, individually or in the aggregate, are not material to the Group Companies, taken as a whole, and in respect of which the failure to enjoy peaceful and undisturbed possession will not result in a Material Adverse Effect.

Section 5.09 Environmental Compliance. Except as set forth on Schedule 5.09, no Group Company has failed to comply with any Environmental Law or to obtain, maintain, or comply with any permit, license or other approval required under any Environmental Law or is subject to any Environmental Liability in any case which, individually or collectively, could reasonably be expected to result in a Material Adverse Effect or has received notice of any claim with respect to any Environmental Liability, and no Group Company knows of any condition that could reasonably provide a basis for any Environmental Liability against any Group Company that could reasonably be expected to have a Material Adverse Effect.

Section 5.10 Insurance. The properties of each Group Company are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Group Company operates.

Section 5.11 Taxes. Each Group Company has filed, or caused to be filed, all federal tax returns and all material state, local and foreign tax returns required to be filed and paid (i) all amounts of taxes shown thereon to be due (including interest and penalties) and (ii) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it, except those (A) that are not yet delinquent or (B) that are being contested in good faith and by proper proceedings diligently pursued, and against which adequate reserves are being maintained in accordance with GAAP. Except as set forth on Schedule 5.11, no Loan Party knows of any pending investigation of such party by any taxing authority or proposed tax assessments against any Group Company that would, if made, have a Material Adverse Effect.

Section 5.12 ERISA; Foreign Pension Plans; Employee Benefit Arrangements. Except as disclosed in Schedule 5.12:
(a)	ERISA.

(i)	There are no Unfunded Liabilities with respect to any (A) Group Company or (B) ERISA Affiliate; provided that for purposes of this Section 5.12(a)(i)(B) only, Unfunded Liabilities shall mean the amount (if any) by which the projected benefit obligation exceeds the value of the plan’s assets as of its last valuation date.

(ii)	Each Plan, other than a Multiemployer Plan, complies in all respects with the applicable requirements of ERISA and the Code, and each Group Company complies in all respects with the applicable requirements of ERISA and the Code with respect to all Multiemployer Plans to which it contributes, except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(iii)	Except to the extent that such ERISA Event would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur with respect to any Plan maintained by any member of the Group Companies and, except to the extent that such ERISA Event would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur with respect to any Plan maintained by an ERISA Affiliate.

(iv)	No Group Company or ERISA Affiliate: (A) is or has been within the last six years a party to or contributed or been required to contribute to any Multiemployer Plan; (B) has completely or partially withdrawn from any Multiemployer Plan or (C) has any liability, contingent or otherwise, with respect to any Multiemployer Plan.

(v)	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

(vi)	No Group Company has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

(b)	Employee Benefit Arrangements.

(i)	All liabilities under the Employee Benefit Arrangements are (A) funded to at least the minimum level required by Law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements, (B) insured with a reputable insurance company, (C) provided for or recognized in the financial statements most recently delivered to the Administrative Agent pursuant to Section 4.01 or Section 6.01, as applicable, hereof or (D) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent pursuant to Section 4.01 or Section 6.01, as applicable, hereof, where such failure to fund, insure provide for, recognize or estimate the liabilities arising under such arrangements could reasonably be expected to have a Material Adverse Effect.

(ii)	There are no circumstances which may give rise to a liability in relation to the Employee Benefit Arrangements which are not funded, insured, provided for, recognized or estimated in the manner described in clause (i) above.

Each Group Company is in compliance with all applicable Laws, trust documentation and contracts relating to the Employee Benefit Arrangements, except to the extent that any non-compliance, singly or in the aggregate, is not reasonably expected to have a Material Adverse Effect.

Section 5.13 Domestic Subsidiaries; Equity Interests. Schedule 5.13 sets forth a complete and accurate list as of the Closing Date of all Domestic Subsidiaries of the Borrower. Schedule 5.13 sets forth as of the Closing Date the jurisdiction of formation of each such Domestic Subsidiary, whether each such Domestic Subsidiary is a Subsidiary Guarantor (and, if less than all the Credit Obligations of the Borrower are Guaranteed by such Domestic Subsidiary, a description of the Credit Obligations Guaranteed by such Domestic Subsidiary), the number of authorized shares of each class of Equity Interests of each such Domestic Subsidiary, the number of outstanding shares of each class of Equity Interests, the number and percentage of outstanding shares of each class of Equity Interests of each such Domestic Subsidiary owned (directly or indirectly) by any Person and the number and effect, if exercised, of all Equity Equivalents with respect to Equity Interests of each such Domestic Subsidiary. Other than as set forth on Schedule 5.13, all the outstanding Equity Interests of each Domestic Subsidiary of the Borrower are validly issued, fully paid and non-assessable and were not issued in violation of the preemptive rights of any shareholder and, as of the Closing Date, are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than those arising under the Collateral Documents). Other than as set forth on Schedule 5.13, as of the Closing Date, no such Domestic Subsidiary has outstanding any Equity Equivalents nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests. As of the Closing Date, except for Banner Aerospace, Inc., Fairchild France, Inc., Fairchild Holding Corp., Fairchild Realty, LLC, RHI Holdings, Inc. and Swimming Upstream LLC, no Domestic Subsidiary Guarantor has assets (excluding intercompany accounts) in excess of $500,000.

Section 5.14 Margin Regulations; Investment Company Act.

(a)     Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock within the meaning of Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any Margin Stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. Margin Stock does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, the Exchange Act or Regulation T, U or X.

(b)     None of the Borrower, any Person Controlling the Borrower or any Domestic Subsidiary is required to be registered under the Investment Company Act of 1940, as amended.

Section 5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Domestic Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.16 Compliance with Law. Each Group Company is in compliance with all requirements of Law (including Environmental Laws) applicable to it or to its properties, except for any such failure to comply which could not reasonably be expected to cause a Material Adverse Effect. To the knowledge of the Loan Parties, none of the Group Companies or any of their respective material properties or assets is subject to or in default with respect to any judgment, writ, injunction, decree or order of any court or other Governmental Authority which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as disclosed in Schedule 5.16, none of the Group Companies has received any written communication prior to the Closing Date from any Governmental Authority that alleges that any of the Group Companies is not in compliance in any material respect with any Law, except for allegations that have been satisfactorily resolved and are no longer outstanding or which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.17 Purpose of Loans. The proceeds of the Loans will be used by the Group Companies for general working capital purposes, including, without limitation, to make Investments and, in an amount not to exceed the Maximum Repurchase Amount, to finance the repurchase of the ordinary shares of the Borrower or for any other purpose not prohibited by this Agreement.

Section 5.18 Solvency. Each Loan Party is and, after the Borrowing will be, Solvent.

Section 5.19 Collateral Documents.

(a)     Article 9 Collateral. The Pledge and Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Finance Parties, a legal, valid and enforceable first priority security interest in the Collateral described therein and, when financing statements in appropriate form are filed in the offices specified on Schedule 4.01 to the Pledge and Security Agreement and the Pledged Collateral is delivered to the Collateral Agent, each of the Pledge and Security Agreement and the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under Article 9 of the Uniform Commercial Code, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(b)     Real Property Mortgages. The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Finance Parties, a legal, valid and enforceable Lien on all of the right, title and interest of the Loan Parties in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.19(b), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior in right to any other Person, other than with respect to Permitted Liens.

(c)     Status of Liens. The Collateral Agent, for the ratable benefit of the Finance Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Collateral Agent of continuation statements to the extent required by the Uniform Commercial Code, the Collateral Documents will at all times constitute valid and continuing liens of record and first priority perfected security interests in all the Collateral referred to therein, except as priority may be affected by Permitted Liens. As of the Closing Date, no filings or recordings are required in order to perfect the security interests created under the Collateral Documents, except for filings or recordings listed on Schedule 4.01 to the Pledge and Security Agreement and the filing of the Mortgages. The Administrative Agent shall be under no obligation whatsoever to file such financing or continuation statements or to make any other filing under the UCC.

(d)     Pledged Note. The Pledged Notes are in full force and effect and no default or event of default exists thereunder. The outstanding principal amount under the Banner Pledged Note as of the date hereof is $38,961,889.63. Except for the Banner Pledged Note, none of Banner or its Subsidiaries owes any intercompany receivable to any Group Company.

Section 5.20 Intellectual Property. Except as set forth on Schedule 5.20, the Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Domestic Subsidiary infringes upon any rights held by any other Person.

Section 5.21 Representations Under Other Agreements. Each of the representations and warranties made by any Group Company under any Sale and Purchase Agreement is true and correct as of the date hereof, unless such representation and warranty is made only as of a specified date, in which case, such representation and warranty is true and correct as of such date.

Section 5.22 Other Closings. The outside closing date for the sale of the Stew Leonard Property pursuant to the Agreement of Purchase and Sale, dated as of May 13, 2002, between Stew Leonard’s Farmingdale, LLC and Avilas, Inc., as amended through the date hereof, is thirty (30) days after January 31, 2007, subject to the following extensions of such closing date: (a) an extension of the closing date (not to exceed four months from January 31, 2007) in the event certain permits are not obtained (as provided in Section 3.6.12.1 of such Agreement of Purchase and Sale) and (b) an extension of such closing date (not to exceed fifteen (15) months from January 31, 2007) if such permits are obtained but are subject to appeal (as provided in Section 3.6.12.3 of such Agreement of Purchase and Sale).

Section 5.23 Other Agreements. Each Sale and Purchase Agreement is in full force and effect and Borrower has delivered true and correct copies of each Sale and Purchase Agreement (together with all amendments thereto) to the Administrative Agent prior to the date hereof. No party under any Sale and Purchase Agreement is in default under the terms thereof.

ARTICLE VI

AFFIRMATIVE COVENANTS

        The Borrower agrees that so long as any Lender has any Commitment hereunder, any Credit Obligation or other amount payable hereunder or under any Note or other Loan Document remains unpaid:

Section 6.01 Financial Statements. The Borrower will deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Required Lenders:

(a)     Annual Financial Statements. As soon as available, and in any event within 105 days after the end of each fiscal year of the Borrower (commencing with the Borrowers’ fiscal year ended September 30, 2006, a balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, the related consolidated statements of operations and shareholders’ equity and a consolidated statement of cash flows for such fiscal year, setting forth in each case in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of an independent certified public accountant reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) (a) if the Borrower was subject to periodic reporting requirements under Section 13(a) or 15(d) of the Exchange Act for any period for which such financial statements relate, and is required (due to its accelerated filer status) to give a certification under Section 404 of Sarbanes-Oxley (a “Section 404 Certification”), an attestation report of such independent certified public accountant as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley, or (b) if the Borrower was not required to provide a Section 404 Certification for such period, a certification from the chief executive officer and chief financial officer of the Borrower in the form attached hereto as Exhibit N.

(b)     Quarterly Financial Statements. As soon as available, and in any event within 50 days after the end of each of the first three fiscal quarters in each fiscal year of the Borrower (commencing with Borrowers’ fiscal year ended September 30, 2006), a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, together with related consolidated statements of operations and shareholders’ equity and a consolidated statement of cash flows for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries, together with a management call with a Responsible Officer of the Borrower at the same time the quarterly financial statements are delivered.

(c)     Forecasts. As soon as available, but in any event before the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in the same form as given to the board of directors of the Borrower, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year, including the fiscal year in which the Maturity Date occurs.

        As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.01(a) or (b) at the times specified therein.

Section 6.02 Certificates; Other Information. The Borrower will deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)     [reserved]

(b)     Compliance Certificate. At the time of delivery of the financial statements provided for in Sections 6.01(a) and 6.01(b) above (commencing with the delivery of the financial statements for the fiscal quarter ended March 31, 2006), a Compliance Certificate signed by a Responsible Officer of the Borrower (i) stating compliance with the covenants contained in Sections 7.14 and 7.15, and attaching as an exhibit thereto bank and securities account statements demonstrating compliance with Section 7.14 ,(ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto, (iii) stating whether, since the date of the most recent financial statements delivered hereunder, there has been any material change in the GAAP applied in the preparation of the financial statements of the Borrower and its Subsidiaries, and, if so, describing such change, (iv) identifying all Collateral Dispositions, Casualties, Condemnations and Equity Issuances that were made since the end of the previous fiscal quarter and setting forth a reasonably detailed calculation of the Net Cash Proceeds received from all Collateral Dispositions, Casualties, Condemnations and Equity Issuances that were made since the end of the previous fiscal quarter, and (v) stating the then Available Amount, together with reasonably detailed back-up used to calculate the Available Amount.

(c)     Auditor’s Reports. Promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Group Company by independent accountants in connection with the accounts or books of any Group Company, or any audit of any of them.

(d)     SEC Reports. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which any Group Company may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(e)     Investigations. Promptly, and in any event within five Business Days after receipt thereof by any Loan Party thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-United States jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party.

(f)     Environmental Reports and Compliance. Upon the reasonable written request of the Administrative Agent or any Lender, the Borrower will furnish or cause to be furnished to the Administrative Agent, at the expense of the Borrower, a report of an environmental assessment of reasonable scope, form and depth (including, where appropriate, invasive soil or groundwater sampling) by a consultant acceptable to the Required Lenders as to the nature and extent of the presence of any Hazardous Materials on any properties that are a part of the Collateral and as to the compliance by any Group Company with Environmental Laws at such properties. If any Group Company fails to deliver such an environmental report within 60 days after receipt of such written request, then the Administrative Agent may arrange for the same, and the Borrower hereby grant, and agree to cause the other Group Companies to grant, to the Administrative Agent and its representatives access to such properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged by the Administrative Agent pursuant to this provision shall be payable by the Borrower on demand and shall be added to the obligations secured by the Collateral Documents. In addition, the Borrower will, or will cause each Group Company to, conduct and complete all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to address all Hazardous Materials on, from or affecting any properties of any Group Company to the extent necessary to be in compliance with all Environmental Laws and with the orders and directives of all Governmental Authorities with jurisdiction over such properties to the extent any failure to take the foregoing actions could reasonably be expected to have a Material Adverse Effect. The Borrower acknowledges and agrees that if any of it or any other Group Company fails to perform any of the actions required under this Section 6.02(f), the Administrative Agent shall have the right (but not the obligation) to do so for such Person. The Borrower further acknowledges and agrees that if any Group Company fails to cooperate (e.g., by allowing access to any premises or permitting the drilling of core samples, etc.) the Administrative Agent and the Lenders will not have an adequate remedy at Law.

(g)     Domestication in Other Jurisdiction. Not less than 30 days prior to any change in the jurisdiction of organization of any Loan Party, a copy of all documents and certificates intended to be filed or otherwise executed to effect such change.

(h)     Earn Out and Escrow Agreement. As soon as possible and in any event, within 10 days after the end of each fiscal year for clause (A) of this sentence and the end of each fiscal quarter for clause (B) of this sentence, an officer’s certificate, signed by a Responsible Officer of the Borrower stating (A) the expected earn out payment (based on the most recently available data from the Greenslet Report (as defined in the Acquisition Agreement)) and (B) the value of the assets under the Escrow Agreement, any claims made in the immediately preceding quarter against the amounts in the Escrow Account, and the aggregate of all claims made against the amounts in the Escrow Account. Within 7 days of the receipt thereof by any Group Company, Borrower shall deliver to the Collateral Agent copies of any claims made against the amounts in the Escrow Account.

(i)     Other Information. With reasonable promptness upon request therefor, such other information regarding the business, properties or financial condition of any Group Company as the Administrative Agent or any Lender may reasonably request, which may include such information as any Lender may reasonably determine is necessary or advisable to enable it either (i) to comply with the policies and procedures adopted by it and its Affiliates to comply with the Bank Secrecy Act, the U.S. Patriot Act and all applicable regulations thereunder or (ii) to respond to requests for information concerning the Borrower and its Subsidiaries from any governmental, self-regulatory organization or financial institution in connection with its anti-money laundering and anti-terrorism regulatory requirements or its compliance procedures under the U.S. Patriot Act, including in each case information concerning the Borrower’s direct and indirect shareholders and its use of the proceeds of the Borrowing hereunder.

        Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or Intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.03 Notices. The Borrower will promptly notify the Administrative Agent and each Lender of:
(i)	the occurrence of any Default or Event of Default;

(ii)	(A) breach or non-performance of, or any default under, any material Contractual Obligation of the Borrower or any of its Subsidiaries, (B) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority, (C) the commencement of, or any material adverse development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable Environmental Law, (D) any litigation, investigation or proceeding affecting any Loan Party (E) any material change in the value of the Collateral or the Collateral Agent’s interest therein and (F) and any other matter, event or circumstance, in each case of subclauses (A) through (E) to the extent that the same have resulted or could reasonably be expected to result in a Material Adverse Effect;

(iii)	the occurrence of any ERISA Event;

(iv)	any material change in accounting policies or financial reporting practice by the Borrower or any of its Subsidiaries; and

(v)	the occurrence of any Internal Control Event.

        Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(i) shall describe with particularity any and all provisions of this Agreement or the other Loan Documents that have been breached.

Section 6.04 Payment of Obligations. Each of the Group Companies will pay and discharge (i) all taxes, assessments and other governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon any of its properties and (iii) all of its other Indebtedness as it shall become due; provided, however, that no Group Company shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings diligently pursued and as to which adequate reserves have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) could reasonably be expected to have a Material Adverse Effect.

Section 6.05 Preservation of Existence Etc. Except as a result of or in connection with a dissolution, merger or disposition of a Domestic Subsidiary of the Borrower permitted under Section 7.03 or Section 7.04, each Group Company will: (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06 Maintenance of Properties. Each Group Company will: (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 6.07 Maintenance of Insurance; Certain Proceeds.

(a)	Insurance Policies. With respect to the Collateral and the assets underlying the Collateral only, each of the Group Companies will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risk and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as are otherwise required by the Collateral Documents). With respect to the Collateral and the assets underlying the Collateral only, and except as set forth on Schedule 6.07, the Collateral Agent shall be named as loss payee or mortgagee, as its interest may appear, with respect to all such property and casualty policies, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that if the insurance carrier shall have received written notice from the Collateral Agent of the occurrence and continuance of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or one or more of its Subsidiaries under such policies directly to the Collateral Agent (which agreement shall be evidenced by a “standard” or “New York” lender’s loss payable endorsement in the name of the Collateral Agent on Accord Form 27) and that it will give the Collateral Agent 30 days’ prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Group Company or any other Person shall affect the rights of the Collateral Agent or the Lenders under such policy or policies.

(b)	Loss Events. In case of any Casualty or Condemnation with respect to any Collateral or the assets underlying such Collateral, or any part thereof, the Borrower shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage, destruction or taking. In such case, the Borrower shall, or shall cause such Group Company to, promptly repair, restore or replace the property of such Person (or part thereof) which was subject to such Casualty or Condemnation, at such Person’s cost and expense, whether or not the Insurance Proceeds or Condemnation Award, if any, received on account of such event shall be sufficient for that purpose; provided, however, that such property need not be repaired, restored or replaced to the extent the failure to make such repair, restoration or replacement (i)(A) is desirable to the proper conduct of the business of such Person in the ordinary course and otherwise in the best interest of such Person and (B) would not materially impair the rights and benefits of the Collateral Agent or the Finance Parties under the Collateral Documents or any other Loan Document or (ii) the failure to repair, restore or replace the property is attributable to the application of the Insurance Proceeds from such Casualty or the Condemnation Award from such Condemnation to payment of the Credit Obligations in accordance with the following provisions of this Section 6.07(b). If the Borrower or any of its Subsidiaries shall receive any Insurance Proceeds from a Casualty or Condemnation Award from a Condemnation, such Person will immediately pay over such proceeds to the Administrative Agent, for payment of the Credit Obligations in accordance with Section 2.08(b) or, if such funds constitute Reinvestment Funds, to be held by the Collateral Agent in the Reinvestment Funds Account. The Administrative Agent agrees to cause the Collateral Agent to release such Insurance Proceeds or Condemnation Awards to the Borrower upon its request and as needed from time to time to pay for the repair, restoration or replacement of the portion of the property subject to such Casualty or Condemnation if, but only if, the conditions set forth in the definition of “Reinvestment Funds” are satisfied at the time of such request.

(c)	Certain Rights of the Lenders. In connection with the covenants set forth in this Section 6.07, it is understood and agreed that:

(i)	none of the Agents, the Lenders or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07, it being understood that (A) the Group Companies shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders or their agents or employees; provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each of the Loan Parties hereby agrees to, and to cause each of the Group Companies to, waive its right of recovery, if any, against the Agents, the Lenders and their agents and employees, to the extent permitted by Law;

(ii)	the Group Companies will permit an insurance consultant retained by the Administrative Agent, at the expense of the Borrower, to review from time to time the insurance policies maintained by the Group Companies annually or upon the occurrence of an Event of Default; and

(iii)	the Required Lenders shall have the right from time to time to require the Group Companies to keep other insurance in such form and amount as the Administrative Agent or the Required Lenders may reasonably request; provided that such insurance shall be obtainable on commercially reasonable terms; and provided, further, that the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Required Lenders under this Section 6.07 shall in no event be deemed a representation, warranty or advice by any Agent or the Lenders that such insurance is adequate for the purposes of the business of the Group Companies or the protection of their respective properties.

Section 6.08 Compliance with Laws. Each of the Group Companies will comply with all requirements of Law applicable to it and its properties to the extent that noncompliance with any such requirement of Law could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each of the Group Companies will do each of the following as it relates to any Plan maintained by, or Multiemployer Plan contributed to by, any of the Group Companies, Foreign Pension Plan or Employee Benefit Arrangement: (i) maintain each Plan (other than a Multiemployer Plan), Foreign Pension Plan and Employee Benefit Arrangement in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal, state or foreign Law; (ii) cause each Plan (other than a Multiemployer Plan) which is qualified under Section 401(a) of the Code to maintain such qualification; (iii) make all required contributions to any Plan subject to Section 412 of the Code and make all required contributions to Multiemployer Plans; (iv) except for the obligations set forth on Schedule 5.12, not become a party to any Multiemployer Plan; (v) make all contributions (including any special payments to amortize any Unfunded Liabilities) required to be made in accordance with all applicable Laws and the terms of each Foreign Pension Plan in a timely manner; (vi) ensure that all liabilities under all Employee Benefit Arrangements are either (A) funded to at least the minimum level required by Law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements; (B) insured with a reputable insurance company; or (C) provided for or recognized in the financial statements most recently delivered to the Administrative Agent under Section 6.01(a) or (b); and (vii) ensure that the contributions or premium payments to or in respect of all Employee Benefit Arrangements are and continue to be promptly paid at no less than the rates required under the rules of such arrangements and in accordance with the most recent actuarial advice received in relation to the Employee Benefit Arrangement and generally in accordance with applicable Law; and (viii shall use its reasonable efforts to cause each of its ERISA Affiliates to do each of the items listed in clauses (i) through (iii) above as it relates to Plans and Multiemployer Plans maintained by or contributed to by its ERISA Affiliates such that there shall be no liability to a Group Company by virtue of such ERISA Affiliate’s acts or failure to act.

Section 6.09 Books and Records; Lender Meeting. Each of the Group Companies will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves) and will maintain such books and records and accounts in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any Group Company. Unless the Administrative Agent shall notify the Borrower that no meeting is required, within 90 days after the end of each fiscal year of the Borrower, the Borrower will conduct a meeting of the Lenders to discuss such fiscal year’s results and the financial condition of the Borrower and its Subsidiaries. The chief executive officer and the chief financial officer of the Borrower and such other officers of the Borrower as the Borrower’s chief executive officer shall designate shall be present at each such meeting. Such meetings shall be held at times and places convenient to the Lenders and to the Borrower.

Section 6.10 Inspection Rights. Upon reasonable notice and during normal business hours, each of the Group Companies will permit representatives appointed by the Agents or the Required Lenders, including independent accountants, agents, employees, attorneys and appraisers, to visit (no more than one time in any fiscal year, or more often as may be reasonably required if an Event of Default has occurred and is continuing) and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representatives obtain and shall permit the Agents or such representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees, independent accountants, attorneys and representatives of the Group Companies.

Section 6.11 Use of Proceeds. The Borrower will use the proceeds of the Loans and solely for the purposes set forth in Section

5.17.

Section 6.12 Additional Loan Parties.

(a)	Additional Subsidiary Guarantors. The Borrower will take, and will cause each of its Domestic Subsidiaries (other than the Excluded Subsidiaries) (except to the extent provided in subsection (b) below) to take such actions from time to time as shall be necessary to ensure that all Domestic Subsidiaries of the Borrower or any Domestic Subsidiary (other than the Excluded Subsidiaries) are Subsidiary Guarantors. Without limiting the generality of the foregoing, if any Group Company shall form or acquire any new Domestic Subsidiary, the Borrower, as soon as practicable and in any event within 30 days after such formation or acquisition, will provide the Collateral Agent with notice of such formation or acquisition setting forth in reasonable detail a description of all of the assets of such new Domestic Subsidiary and will cause such new Domestic Subsidiary (except to the extent provided in subsection (b) below) to:

(i)	within 30 days after such formation or acquisition, execute an Accession Agreement pursuant to which such new Domestic Subsidiary shall agree to become a “Guarantor” under the Subsidiary Guaranty, an “Obligor” under the Pledge and Security Agreement and/or an obligor under such other Collateral Documents as may be applicable to such new Domestic Subsidiary; and

(ii)	deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Loan Party pursuant to Section 4.01 on the Closing Date or as the Administrative Agent, the Collateral Agent or the Lenders shall have requested.

(b)	The parties agree that notwithstanding anything contained in this Section 6.12, a Domestic Subsidiary is not required to become a Subsidiary Guarantor if the Domestic Subsidiary (i) is prohibited by any contract, agreement, instrument (to which such Domestic Subsidiary is a party at the time such Domestic Subsidiary becomes a Domestic Subsidiary) from guaranteeing or incurring Indebtedness; or (ii) is permitted only with the consent of another party to such contract, agreement or instrument and such consent has not been obtained after the Domestic Subsidiary has made, in the reasonable opinion of the Required Lenders, reasonable commercial efforts to obtain the necessary consent under the relevant contract, agreement or instrument. The Borrower agrees that each action required by this Section 6.12 shall be completed as soon as possible, but in no event later than 60 days after such action is either requested to be taken by the Collateral Agent or the Lenders or required to be taken by it or any of its Subsidiaries pursuant to the terms of this Section 6.12.

Section 6.13 Collateral Proceeds. Borrower will cause the proceeds received by any Group Company in respect of any Collateral to be deposited directly into the Blocked Account or to the Administrative Agent on behalf of the Lenders; provided that if such proceeds for any reason are received in an account other than the Blocked Account due to reasons beyond the Group Company’s control, Borrower will cause such proceeds to be deposited into the Blocked Account within two (2) Business Days of the receipt thereof.

Section 6.14 Settlement Agreement. For so long as the Settlement Agreement is in effect, the Settlement Agreement will not be modified or amended in any manner that would increase the compensation of any Investor without the approval of the Required Lenders.

Section 6.15 Earn-Out Letter and Escrow Letter. Not less than 30 days prior to any payments becoming due to the Borrower under the Acquisition Agreement or the Escrow Agreement, the chief financial officer of the Borrower shall certify to the Administrative Agent that it has delivered to Alcoa or the Escrow Agent, as applicable, the Earn-Out Letter and the Escrow Letter, as applicable. Once such letters have been delivered, the Borrower will not deliver any further letters related to such payments without the prior written consent of the Required Lenders.

ARTICLE VII

NEGATIVE COVENANTS

        The Borrower agrees that so long as any Lender has any Commitment hereunder, any Credit Obligations or other amount payable hereunder or under any Note or other Loan Document:

Section 7.01 Limitation on Indebtedness. None of the Group Companies shall create, incur, assume or suffer to exist any Indebtedness except Indebtedness described in any of the following clauses:

(a)     Indebtedness of the Borrower and any Group Company outstanding on the Closing Date and disclosed on Schedule 7.01 (collectively, the “Existing Indebtedness”) and any Permitted Refinancing;

(b)     Indebtedness of the Loan Parties under this Agreement and the other Loan Documents;

(c)     Indebtedness of the Borrower or its Domestic Subsidiaries secured by Liens permitted by clauses (p), (q) and (r) of Section 7.02 and any other Indebtedness of a Person whose Equity Interests or assets are acquired in a Permitted Acquisition which is acquired or assumed by the Borrower or a Domestic Subsidiary of the Borrower in such Permitted Acquisition and any Permitted Refinancing thereof; provided that such Indebtedness was not incurred in connection with, or in anticipation of, the events described in such clauses and such Indebtedness does not constitute Indebtedness for borrowed money;

(d)     unsecured Subordinated Indebtedness of the Borrower or any of its Domestic Subsidiaries that is issued to a seller of assets or Person acquired in a Permitted Acquisition and any Permitted Refinancing thereof if, immediately prior to and after giving effect thereto, no Event of Default shall exist or result therefrom;

(e)     (A) contingent liabilities in respect of any indemnification, adjustment of purchase price, earn-out, non-compete, consulting, deferred compensation and similar obligations of the Borrower and its Subsidiaries incurred in connection with Permitted Acquisitions and (B) Indebtedness incurred by the Borrower or its Subsidiaries in a Permitted Acquisition under agreements providing for earn-outs or the adjustment of the purchase price or similar adjustments;

(f)     Indebtedness owed to any Person providing property, casualty or liability insurance to the Borrower or any Domestic Subsidiary of the Borrower, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;

(g)     Indebtedness consisting of Guarantees by the Borrower or by Domestic Subsidiaries of the Borrower of Indebtedness, leases or other ordinary course obligations permitted to be incurred by, or obligations in respect of Permitted Acquisitions or Permitted Joint Ventures of, the Borrower or Domestic Subsidiaries of the Borrower;

(h)     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that (A) such Indebtedness (other than credit or purchase cards) is extinguished within three Business Days of its incurrence and (B) such Indebtedness in respect of credit or purchase cards in extinguished within 60 days from its incurrence;

(i)     Indebtedness representing deferred compensation to employees of the Borrower and its Domestic Subsidiaries;

(j)     additional Indebtedness of the Borrower and its Domestic Subsidiaries not otherwise permitted by this Section 7.01 incurred after the Closing Date in an aggregate principal amount not to exceed $3,000,000 at any time outstanding; provided that (A) no Default or Event of Default shall have occurred and be continuing immediately before and immediately after giving effect to such incurrence and (B) the Borrower shall have delivered to the Administrative Agent a certificate confirming compliance with clause (ii) of Section 7.12;

(k)     Indebtedness owing from the Borrower or any Subsidiary to any other Subsidiary or Borrower and Guarantees made by the Borrower or any Subsidiary of Indebtedness of any other Subsidiary or the Borrower; provided that the aggregate Indebtedness and Guarantees outstanding at any time from a Group Party to a Subsidiary that is not a Loan Party (or in support of such Indebtedness) shall not exceed the Available Amount; and

(l)     Indebtedness evidenced by Capital Lease Obligations, deferred purchase price, industrial revenue bonds or similar financing or purchase money or other Indebtedness entered into in order to acquire or finance assets used or useful in the business of the Borrower and its Subsidiaries, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (l), does not exceed $1,500,000 at any time outstanding.

Section 7.02 Restriction on Liens. None of the Group Companies will create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Domestic Subsidiary of the Borrower) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, or sign or file or authorize the filing under the Uniform Commercial Code of any jurisdiction of a financing statement that names any Group Company as debtor, or sign any security agreement authorizing any secured party thereunder to file such a financing statement, except Liens described in any of the following clauses (collectively, “Permitted Liens”):

(a)     Liens existing on the Closing Date and listed on Schedule 7.02 hereto and any modifications, replacements, renewals or extensions thereof; provided that (A) the Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.01 and (y) proceeds and products thereof and (B) the renewal, extension or modification of the obligations secured or benefited by such Liens is permitted by Section 7.01;

(b)     Liens created by the Collateral Documents;

(c)     Liens for taxes, assessments or governmental charges or levies not yet due or being contested in good faith and by appropriate proceedings diligently pursued for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP (and as to which the property or assets subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(d)     Liens imposed by Law securing the charges, claims, demands or levies of landlords, carriers, warehousemen, mechanics, carriers and other like persons which were incurred in the ordinary course of business and which (A) do not, individually or in the aggregate, materially detract from the value of the property or assets which are the subject of such Lien or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (B) which are being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;

(e)     Liens (other than any Liens imposed by ERISA or pursuant to any Environmental Law) not securing Indebtedness incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and other similar obligations incurred in the ordinary course of business;

(f)     Liens securing obligations in respect of surety bonds (other than appeal bonds), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; provided that in the case of Liens on cash and Cash Equivalents, the amount of all cash and Cash Equivalents subject to such Liens may at no time exceed $750,000 in the aggregate;

(g)     Liens upon specific items of inventory or other goods and proceeds of the Borrower or any of its Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the shipment or storage of such inventory or other goods;

(h)     pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary cause of business;

(i)     Liens on (A) incurred premiums, dividends and rebates which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (B) rights which may arise under State insurance guarantee funds relating to any such insurance policy, in each case securing Indebtedness permitted to be incurred pursuant to Section 7.01(f);

(j)     Liens arising solely by virtue of any Law provision relating to banker’s liens, rights of set-off or similar rights, in each case incurred in the ordinary course of business;

(k)     licenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of any Group Company and not otherwise prohibited by Section 7.04;

(l)     zoning restrictions, building codes, easements, rights of way, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title not securing Indebtedness which do not, individually or in the aggregate, materially impair the use of any property in the operation or business of the Borrower or any of its Subsidiaries or the value of such property for the purpose of such business;

(m)     Permitted Encumbrances;

(n)     Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) in circumstances not constituting an Event of Default under Section 8.01; provided that no cash or other property (other than proceeds of insurance payable by reason of such judgments, decrees or attachments) the fair value of which exceeds $2,000,000 is deposited or delivered to secure any such judgment, decree or award, or any appeal bond in respect thereof;

(o)     Liens securing Indebtedness permitted to be incurred under Section 7.01(a),(d) (e);

(p)     any Lien existing on any asset of any Person at the time such Person becomes a Domestic Subsidiary of the Borrower and not created in contemplation of such event;

(q)     any Lien on any asset (other than on the Equity Interests of one or more Subsidiaries) of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Domestic Subsidiary of the Borrower and not created in contemplation of such event;

(r)     any Lien existing on any asset (other than on the Equity Interests of one or more Subsidiaries) prior to the acquisition thereof by the Borrower or a Domestic Subsidiary of the Borrower and not created in contemplation of such acquisition;

(s)     Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or a Permitted Joint Venture; (t) Liens of any landlord, licensor or sublessor on Real Property leased, licensed or sublet to any Group Company, as lessee, licensee or sublessee, as evidenced by such lease, license or sublease and Liens on the interest of such landlord, licensor or sublessor in such assets.

(u)     other Liens incurred by the Borrower and its Subsidiaries not securing Credit Obligations if the aggregate fair market value of the property subject to such Liens, and the aggregate amount of the obligations secured thereby, do not exceed $3,000,000 at any time.

Section 7.03 Consolidation, Merger and Dissolution. None of the Group Companies will enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself or its affairs (or suffer any liquidations or dissolutions); provided that:

(a)     any Domestic Subsidiary of the Borrower may merge with and into, or be voluntarily dissolved or liquidated into, the Borrower, so long as (A) the Borrower is the surviving corporation of such merger, dissolution or liquidation, (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of the Borrower and such Domestic Subsidiary so merged, dissolved or liquidated shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and (C) no Person other than the Borrower or a Subsidiary Guarantor receives any consideration in respect or as a result of such transaction;

(b)     any Domestic Subsidiary of the Borrower may merge with and into, or be voluntarily dissolved or liquidated into, any other Domestic Subsidiary of the Borrower, so long as (A) in the case of any such merger, dissolution or liquidation involving one or more Subsidiary Guarantors, (x) a Subsidiary Guarantor is the surviving corporation of such merger, dissolution or liquidation, and (y) no Person other than the Borrower or a Subsidiary Guarantor receives any consideration in respect of or as a result of such transaction and (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of each Domestic Subsidiary so merged, dissolved or liquidated and in the Equity Interests of the surviving entity of such merger, dissolution or liquidation shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(c)     the Borrower or any Domestic Subsidiary of the Borrower may merge with any Person in connection with a Permitted Acquisition if (A) in the case of any such merger involving the Borrower, the Borrower shall be the continuing or surviving corporation in such merger, (B) in the case of any such merger involving a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving corporation in such merger or the continuing or surviving corporation in such merger shall, simultaneously with the consummation of such merger, become a Subsidiary Guarantor having all the responsibilities and obligations of the Subsidiary Guarantor so merged, (C) the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Required Lenders may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transactions; and

(d)     any Domestic Subsidiary of the Borrower may merge with any Person in connection with a Permitted Joint Venture if (A) in the case of any such merger involving a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving corporation in such merger or the continuing or surviving corporation in such merger shall, simultaneously with the consummation of such merger, become a Subsidiary Guarantor having all the responsibilities and obligations of the Subsidiary Guarantor so merged and (B) the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Required Lenders may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transactions.

In the case of any merger or consolidation permitted by this Section 7.03 of any Domestic Subsidiary of the Borrower which is not a Loan Party into a Loan Party, the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Required Lenders may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transaction. Notwithstanding anything to the contrary contained above in this Section 7.03, no action shall be permitted which results in a Change of Control.

Section 7.04 Asset Dispositions. None of the Group Companies will sell, assign, lease, transfer or otherwise dispose of all or any Collateral without complying with Section 2.08.

Section 7.05 Investments. None of the Group Companies will hold, make or acquire, any Investment in any Person, except Investments described in the following clauses:

(a)     Investments by the Borrower or any Domestic Subsidiary of the Borrower in cash and Cash Equivalents;

(b)     Investments existing on the date hereof;

(c)     advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes, so long as permitted under applicable Securities Laws;

(d)     (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries that are Loan Parties in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) so long as no Default has occurred and is continuing or would result from such investment, additional Investments by Loan Parties in Persons (including, without limitation, Permitted Joint Ventures) that are not Loan Parties in an aggregate amount not to exceed at any one time outstanding the Available Amount;

(e)     Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)     deposits by the Borrower or any Domestic Subsidiary of the Borrower made in the ordinary course of business consistent with past practices to secure the performance of leases shall be permitted;

(g)     the Borrower may make contributions to an employee stock ownership plan sponsored by it and disclosed on Schedule 7.05(g);

(h)     Investments arising out of the receipt by the Borrower or any of its Subsidiaries of non-cash consideration for the sale of assets permitted under this Section 7.05;

(i)     the Borrower and its Subsidiaries may purchase inventory, machinery and equipment in the ordinary course of business;

(j)     the Borrower and its Subsidiaries may make expenditures in respect of Permitted Acquisitions;

(k)     the Borrower may make Investments in any of its Domestic Subsidiaries and any Domestic Subsidiary of the Borrower may make Investments in the Borrower or any Domestic Subsidiary of the Borrower; provided that each item of intercompany Indebtedness shall be evidenced by a promissory note in the form of Exhibit H hereto; and

(l)     the Letters of Comfort and the renewal or replacement of any such Letters of Comfort.

Section 7.06 Restricted Payments, Etc. Except as permitted in Section 7.01 or Section 7.05, none of the Group Companies will declare or pay any Restricted Payments (other than Restricted Payments payable solely in Equity Interests (exclusive of Debt Equivalents) of such Person), except that (a) each Domestic Subsidiary may make Restricted Payments to the Borrower and any Subsidiary Guarantors and (b) the Borrower can repurchase any or all of Equity Interest from its shareholders other than the Investor in an aggregate amount not to exceed the Available Amount.

Section 7.07 Prepayments of Indebtedness, etc.

(a)     Prohibition Against Certain Payments of Principal and Interest of Other Indebtedness. None of the Group Companies will directly or indirectly, redeem, purchase, prepay, retire, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinated to the Credit Obligations (other than the Credit Obligations), or set aside any funds for such purpose, whether such redemption, purchase, prepayment, retirement or acquisition is made at the option of the maker or at the option of the holder thereof, and whether or not any such redemption, purchase, prepayment, retirement or acquisition is required under the terms and conditions applicable to such Indebtedness, or release, cancel, compromise or forgive in whole or in part any Indebtedness evidenced by any Intercompany Note.

Section 7.08 Transactions with Affiliates. None of the Group Companies will engage in any transaction or series of transactions with (i) any officer, director, holder of any Equity Interest in or other Affiliate of the Borrower or (ii) any Affiliate of any such officer, director, holder or Affiliate, other than:

(a)     transfers of assets to any Loan Party other than the Borrower permitted by Section 7.05;

(b)     transactions expressly permitted by Section 7.01, Section 7.03, Section 7.05, Section 7.06 or Section 7.07;

(c)     normal compensation, indemnities and reimbursement of reasonable expenses of officers, directors and employees, provided that (a) Jeffrey Steiner shall not be compensated by the Group Companies in the aggregate, in excess of $2,500,000 per annum (including any bonuses and non-cash compensation; but excluding any reasonable perquisites granted to Jeffrey Steiner consistent with past practices and the Settlement Agreement) and (b) Eric Steiner shall not be compensated by the Group Companies in the aggregate, in excess of $750,000 per annum (including any bonuses and non-cash compensation; but excluding any reasonable perquisites granted to Eric Steiner consistent with past practices and the Settlement Agreement);

(d)     any transaction entered into among the Borrower and its Subsidiaries or among such Subsidiaries; and

(e)     so long as no Default or Event of Default has occurred and is continuing, other transactions which are engaged in by the Borrower or any of its Subsidiaries in the ordinary course of its business on terms and conditions as favorable to such Person as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party.

Section 7.09 Fiscal Year; Organizational and Other Documents. None of the Group Companies will (i) change its fiscal year; or (ii) enter into any amendment, modification or waiver that is adverse in any respect to the Lenders to its articles or certificate of incorporation, bylaws (or analogous organizational documents) or any agreement entered into by it with respect to its Equity Interests, in each case as in effect on the Closing Date. The Borrower will cause the Group Companies to promptly provide the Lenders with copies of all amendments to the foregoing documents and instruments as in effect as of the Closing Date.

Section 7.10 Restrictions with Respect to Intercorporate Transfers. Except with respect to a Permitted Refinancing by Banner, none of the Group Companies will create or otherwise cause or permit to exist any encumbrance or restriction which prohibits or otherwise restricts (i) the ability of any such Domestic Subsidiary to (A) make Restricted Payments or pay any Indebtedness owed to the Borrower or any Domestic Subsidiary of the Borrower, (B) pay Indebtedness or other obligations owed to any Loan Party, (C) make loans or advances to the Borrower or any Domestic Subsidiary of the Borrower, (D) transfer any of its properties or assets to the Borrower or any Domestic Subsidiary of the Borrower or (E) act as a Subsidiary Guarantor and pledge its assets pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof or (ii) the ability of the Borrower or any Domestic Subsidiary of the Borrower to create, incur, assume or permit to exist any Lien upon its property or assets whether now owned or hereafter acquired to secure the Credit Obligations, except in each case for prohibitions or restrictions existing under or by reason of:

(a)     this Agreement and the other Loan Documents;

(b)     applicable Law;

(c)     restrictions in effect on the date of this Agreement contained in the Existing Indebtedness agreements, all as in effect on the date of this Agreement, and, if such Indebtedness is renewed, extended or refinanced, restrictions in the agreements governing the renewed, extended or refinancing Indebtedness (and successive renewals, extensions and refinancings thereof) if such restrictions are no more restrictive than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced;

(d)     customary non-assignment provisions with respect to leases or licensing agreements entered into by the Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of business and consistent with past practices;

(e)     any restriction or encumbrance with respect to any asset of the Borrower or any of its Subsidiaries or a Domestic Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the capital stock or assets of such Domestic Subsidiary, so long as such sale or disposition is permitted under this Agreement;

(f)     customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business in connection with Permitted Joint Ventures;

(g)     Liens permitted under Section 7.02 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens.

Section 7.11 Ownership of Subsidiaries; Limitations on the Borrower. Except in connection with a Permitted Joint Venture or as disclosed on Schedule 7.11, the Borrower will not, (i) permit any Person (other than the Borrower or any Domestic Subsidiary of the Borrower) to own any Equity Interest of any Domestic Subsidiary of the Borrower, (ii) permit any Domestic Subsidiary of the Borrower to issue Equity Interests to any Person, except to (a) employees of such Domestic Subsidiary (not to exceed 5% of the outstanding Equity interests of such Domestic Subsidiary, on a fully-diluted basis), (b) the Borrower or (c) any Domestic Subsidiary of the Borrower or (iii) permit any Domestic Subsidiary of the Borrower to issue any shares of Preferred Stock.

Section 7.12 Impairment of Security Interests. None of the Group Companies will (i) take or omit to take any action which action or omission might or would materially impair the security interests in favor of the Collateral Agent with respect to the Collateral or (ii) grant to any Person (other than the Collateral Agent pursuant to the Collateral Documents) any interest whatsoever in the Collateral, except for Permitted Liens.

Section 7.13 Sales of Receivables. None of the Group Companies will sell with recourse, discount or otherwise sell or dispose of its accounts or notes receivables.

Section 7.14 Minimum Liquidity Covenant. Borrower and its consolidated Subsidiaries shall at all times maintain cash or securities readily available for sale in a minimum amount equal to the Minimum Liquidity Threshold. Prior to each Adjustment Date, Borrower shall cause the actuary for each of the Plans (which actuary or actuaries shall be reasonably acceptable to the Lender) to determine the Required Pension Funding Amount. Such determination shall be done on a basis and using such assumptions as are reasonably acceptable to the Lender and the determination, including supporting documentation regarding such determination (including any assumptions made by the actuary or actuaries) shall be delivered to the Lender at least 30 days prior to the applicable Adjustment Date. For purposes of this paragraph “securities readily available for sale” shall mean securities listed on a principal securities exchange or authorized for trading on an interdealer market system.

Section 7.15 Maximum Repurchase Covenant. Borrower shall not repurchase Equity Interests of Borrower in an aggregate amount that exceeds the Maximum Repurchase Amount.

Section 7.16 Independence of Covenants. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

Section 7.17 Amendment of Transaction Documents. No Group Company will amend, alter or modify any of the Transaction Documents (including any amendments, alterations or modifications with respect to the closing thereof), without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders in their sole discretion), provided, however, that notwithstanding anything to the contrary above in this sentence, so long as no Event of Default has occurred and is continuing with respect to the Stew Leonard Property:

    (a)        the consent of the Administrative Agent shall not be required with respect to any amendment to the Stew Leonard’s Purchase Contract (as defined in the Mortgage for the Stew Leonard’s Property) proposed by the applicable Group Company solely for the purpose of postponing the “Contingency Date” (as set forth in Amendment No. 9 to the Stew Leonard’s Purchase Contract) for up to a single additional year following the January 31, 2007 deadline for the occurrence of such Contingency Date currently set forth in said Amendment No. 9. and making conforming changes to the agreement to reflect such revised Contingency Date (provided that such conforming changes do not extend the subperiods that are keyed to the Contingency Date; for example, the period in Section 3.6.12.1 of the Stew Leonard’s Purchase Contract which is keyed to 4 months from the Contingency Date, shall not be deemed a conforming change if it is amended to 5 months from the Contingency Date); and

    (b)        the Administrative Agent’s consent to any other amendment, alteration, modification or extension proposed by the applicable Group Company with respect to any provision of the Stew Leonard’s Purchase Contract shall not be unreasonably withheld or delayed.

ARTICLE VIII

DEFAULTS

Section 8.01 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):

(a)	Payment. Any Loan Party shall:

(i)	default in the payment when due (whether by scheduled maturity, acceleration or otherwise) of any principal of any of the Loans; or

(ii)	default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans, or of any fees or other amounts owing hereunder, under any of the other Loan Documents or in connection herewith.

(b)	Representations. Any representation, warranty or statement made or deemed to be made by any Loan Party herein, in any of the other Loan Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

(c)	Covenants. Any Loan Party shall:

(i)	default in the due performance or observance of any term, covenant or agreement contained in Sections 2.08(b), 6.02(h), 6.03, 6.05 (with respect to the preservation of each Group Company’s existence), 6.06, 6.10, 6.12, 6.13 or Article VII ;

(ii)	default in the due performance or observance by it of any term, covenant or agreement contained in Article VI (other than those referred to in subsection (a), (b) or (c)(i) of this Section 8.01) and such default shall continue unremedied for a period of five Business Days after the earlier of an executive officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent; or

(iii)	default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsection (a), (b) or (c)(i) or (ii) of this Section 8.01 and contained in this Agreement and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent.

(d)	Other Loan Documents. (i) Any Loan Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Loan Documents and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent, (ii) except pursuant to the terms thereof, any Loan Document shall fail to be in full force and effect or any Loan Party shall so assert or (iii) except pursuant to the terms thereof, any Loan Document shall fail to give the Administrative Agent, the Collateral Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby.

(e)	Cross-Default. Any Group Company (A) fails to make payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), regardless of amount, in respect of any Indebtedness or Guarantee (other than in respect of (x) Indebtedness outstanding under the Loan Documents) having an aggregate principal amount of more than the Threshold Amount, (B) after the expiration of all applicable notice and cure provisions fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such Indebtedness or Guarantee, if the effect of such failure, event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness or Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Guaranty Obligation to become payable, or cash collateral in respect thereof to be demanded or (C) shall be required by the terms of such Indebtedness or Guarantee to offer to prepay or repurchase such Indebtedness or the primary Indebtedness underlying such Guaranty Obligation (or any portion thereof) prior to the stated maturity thereof; or

(f)	Insolvency Events. (i) Any Group Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) an involuntary case or other proceeding shall be commenced against any Group Company seeking liquidation, reorganization or other relief with respect to it or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or any order for relief shall be entered against any Group Company under the federal bankruptcy laws as now or hereafter in effect.

(g)	Judgments. (i) One or more judgments, orders, decrees or arbitration awards is entered against any Group Company involving in the aggregate a liability (to the extent not covered by independent third-party insurance or an indemnity from a credit-worthy third party as to which the insurer or indemnitor, as applicable, does not dispute coverage), as to any single or related series of transactions, incidents or conditions, in excess of the Threshold Amount, and the same shall not have been discharged, vacated or stayed pending appeal within 45 days after the entry thereof, or any Group Company shall enter into any agreement to settle or compromise any pending or threatened litigation, as to any single or related series of claims, involving payment by any Group Company in excess of the Threshold Amount, or (ii) any non-monetary judgment, order or decree is entered against any Group Company which has or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(h)	ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Group Company or any ERISA Affiliate that could reasonably be expected to have a Material Adverse Effect, (ii) any Foreign Pension Plan is not in substantial compliance with all applicable pension benefits and tax laws, (iii) any contribution required to be made in accordance with any applicable law or the terms of any Foreign Pension Plan has not been made; (iv) any event has occurred or condition exists with respect to any Foreign Pension Plan that has resulted or could result in any Foreign Pension Plan being ordered or required to be wound up in whole or in part pursuant to any applicable laws or having any applicable registration revoked or refused for the purposes of any applicable pension benefits or tax laws or being placed under the administration of the relevant pension benefits regulatory authority or being required to pay any taxes or penalties under applicable pension benefits and tax laws; (v) an order has been made or notice has been given pursuant to any applicable pension benefits and tax laws in respect of any Foreign Pension Plan requiring any person to take or refrain from taking any action in respect thereof or that there has been a contravention of any such applicable laws; (vi) an event has occurred or a condition exists that has resulted or could result in any Group Company being required to pay, repay or refund any amount other than contributions required to be made or expenses required to be paid in the ordinary course) to or on account of any Foreign Pension Plan or a current or former member thereof; or (vii) an event has occurred or a condition exists that has resulted or could result in a payment being made out of a guarantee fund established under the applicable pension benefits laws in respect of a Foreign Pension Plan; and which, with respect to all the events and obligations described in the preceding clauses (iii) through (vii) of this Section 8.01(h), in the opinion of the Required Lenders could reasonably be expected to have a Material Adverse Effect.

(i)	Guaranties. Any Guaranty given by any Loan Parties or any provision thereof shall, except pursuant to the terms thereof, cease to be in full force and effect, or any Guarantor thereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such Guaranty.

(j)	Impairment of Collateral. Any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Group Company not to be, a valid, perfected, first-priority (except as otherwise expressly provided in such Collateral Document) security interest in the securities, assets or properties covered thereby, other than in respect of assets and properties which, individually and in the aggregate, are not material to the Group Companies taken as a whole or in respect of which the failure of the security interests in respect thereof to be valid, perfected first priority security interests will not in the reasonable judgment of the Required Lenders have a Material Adverse Effect on the rights and benefits of the Lenders under the Loan Documents taken as a whole.

(k)	Ownership. A Change of Control shall occur.

Section 8.02 Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders the Administrative Agent (or the Collateral Agent, as applicable) shall, upon the request and direction of the Required Lenders, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Agents or any Lender to enforce its claims against the Loan Parties except as otherwise specifically provided for herein:

(a)     Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)     Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans, and any and all other indebtedness or obligations of any and every kind owing by a Loan Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

(c)     Enforcement of Rights. Enforce any and all rights and interests created and existing under the Loan Documents, including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of setoff.

        Notwithstanding the foregoing, if an Event of Default specified in Section 8.01(f) shall occur, then the Commitments shall automatically terminate, all Loans, all accrued interest in respect thereof and all accrued and unpaid fees (to the extent applicable) and other indebtedness or obligations owing to the Lenders hereunder and under the other Loan Documents shall immediately become due and payable, in each case without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Loan Parties.

        Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by Law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other Debtor Relief Law.

        In case any one or more of the covenants and/or agreements set forth in this Agreement or any other Loan Document shall have been breached by any Loan Party, then the Administrative Agent may proceed to protect and enforce the Lenders’ rights either by suit in equity and/or by action at law, including an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement or such other Loan Document. Without limitation of the foregoing, the Borrower agrees that failure to comply with any of the covenants contained herein will cause irreparable harm and that specific performance shall be available in the event of any breach thereof. The Administrative Agent acting pursuant to this paragraph shall be indemnified by the Borrower against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including reasonable legal and accounting fees and expenses) in accordance with Section 10.05.

Section 8.03 Allocation of Payments After Event of Default.

(a)     Priority of Distributions. The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of its Finance Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.08(b), after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in Section 8.02(c)), all amounts collected or received by the Administrative Agent, the Collateral Agent or any Finance Party on account of any Finance Obligation shall be paid over or delivered in respect of its Finance Obligations as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent or the Collateral Agent in connection with enforcing the rights of the Finance Parties under the Loan Documents, including all expenses of sale or other realization of or in respect of the Collateral, including reasonable compensation to the agents and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, and any other obligations owing to the Collateral Agent in respect of sums advanced by the Collateral Agent to preserve the Collateral or to preserve its security interest in the Collateral;

SECOND, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Loan Documents or otherwise with respect to the Credit Obligations owing to such Lender

        THIRD, to the payment of the Administrative Agent’s fees, unpaid expenses and indemnity;

        FOURTH, to the payment of all of the Credit Obligations consisting of accrued fees and interest;

FIFTH, except as set forth in clauses FIRST through FOURTH above, to the payment of the outstanding Credit Obligations owing to any Finance Party, pro-rata, as set forth below, with (i) an amount equal to the Credit Obligations being paid to the Collateral Agent (in the case of Credit Obligations owing to the Collateral Agent) or to the Administrative Agent (in the case of all other Credit Obligations) for the account of the Lenders or any Agent, with the Collateral Agent, each Lender and the Agents receiving an amount equal to its outstanding Credit Obligations, or, if the proceeds are insufficient to pay in full all Credit Obligations, its Pro-Rata Share of the amount remaining to be distributed; and

        SIXTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

        In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Finance Parties shall receive an amount equal to its pro-rata share of amounts available to be applied pursuant to clauses ” SECOND”, “FOURTH” and “FIFTH” above;

(b)     Pro-Rata Treatment. For purposes of this Section 8.03, “Pro-Rata Share” means, when calculating a Finance Party’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Finance Party’s Credit Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Credit Obligations, as the case may be. When payments to the Finance Parties are based upon their respective Pro-Rata Shares, the amounts received by such Finance Parties hereunder shall be applied (for purposes of making determinations under this Section 8.03 only) to their Credit Obligations. If any payment to any Finance Party of its Pro-Rata Share of any distribution would result in overpayment to such Finance Party, such excess amount shall instead be distributed in respect of the unpaid Credit Obligations, as the case may be, of the other Finance Parties, with each Finance Party whose Credit Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Credit Obligations, as the case may be, of such Finance Party and the denominator of which is the unpaid Credit Obligations as the case may be, of all Finance Parties entitled to such distribution.

(c)     Reliance by Collateral Agent. For purposes of applying payments received in accordance with this Section 8.03, the Collateral Agent shall be entitled to rely upon the Administrative Agent under this Agreement

ARTICLE IX

AGENCY PROVISIONS

Section 9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints The Bank of New York to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02 Rights as a Lender. If at any time a Lender, the Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Domestic Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefore to the Lenders.

Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)	shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Lenders or the Required Lenders (or such other number of percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(iii)	shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

        The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lenders or the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

        The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

        The Administrative Agent shall be under no obligation to exercise any of its rights or powers vested in it by this Agreement, at the request, order or direction of any Required Holders, pursuant to the provisions of this Agreement, unless such Required Holders shall have offered to the Administrative Agent reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities (including, without limitation, attorneys’ fees) which might be incurred therein or thereby.

        The Administrative Agent and the Collateral Agent shall not have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by the Borrower or any of its Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to the Collateral Agent herein or pursuant to the Collateral Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent or the Administrative Agent in this Agreement or in any of the Collateral Documents, except as expressly provided herein or therein.

        In no event shall the Administrative Agent be responsible or liable for any failure or delay in the performance of its obligations here under arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Administrative Agent shall use reasonable efforts with are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender or the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel of its own selection (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06 Resignation of Administrative Agent and non-reliance on Administrative Agent and other Lenders. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be required to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agents’ resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

        Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

        Any corporation or other entity into which the Administrative Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Administrative Agent is a party, or any state or national bank or trust company in any manner succeeding to all or substantially all of the corporate trust business of the Administrative Agent shall automatically succeed to all of the rights and obligations of the Administrative Agent hereunder without any document so providing or further action on the part of any of the parties hereto.

Section 9.07 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)	to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Finance Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10 and 10.04) allowed in such judicial proceeding; and

(ii)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.

        Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Finance Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.08 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:
(i)	to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Finance Obligations (other than contingent indemnification obligations) (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii)	to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02; and

(iii)	to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Domestic Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.08.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc.

(a)	Amendments Generally. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders or such other number or percentage of Lenders as may be specified herein) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (x) the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent or any Lender and (y) no such amendment, waiver or consent shall:

(i)	waive any condition set forth in Section 4.01 without the written consent of each Lender;

(ii)	extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02(a)) without the written consent of such Lender;

(iii)	postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iv)	reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to subsection (b) below) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(v)	change Section 2.13 or Section 8.03 in a manner that would alter the pro-rata sharing of payments required thereby without the written consent of each Lender;

(vi)	change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vii)	release all or substantially all of the value of the Guaranty without the written consent of each Lender;

(viii)	release in any transaction or series of related transactions all or substantially all of the Collateral securing the Credit Obligations without the written consent of each Lender; or

(ix)	impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of Lenders having more than 50% of the aggregate Credit Exposures then in effect.

(b)	Administrative Fee Letter Amendment; Defaulting Lenders. Notwithstanding anything to the contrary herein, (i) the Administrative Fee Letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 10.02 Notices; Effectiveness; Electronic Communication.

(a)	Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to the Borrower or the Administrative Agent, to the address or telecopier number, specified for such Person on Schedule 10.02; and

(ii)	if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)     Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved in writing by such Lenders; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

        Notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)     Change of Address, Etc. Each of the Borrower and the Administrative Agent, may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower or the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)     Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Expenses; Indemnity; Damage Waiver.

(a)     Costs and Expenses. The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by each of the Agents and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agents), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all fees and time charges for attorneys who may be employees of the Agents or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that the Borrower shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any special counsel and up to one local counsel in each applicable local jurisdiction) for all Persons indemnified under this subsection (a) unless, in the written opinion of outside counsel reasonably satisfactory to the Borrower and the Required Lenders, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest.

(b)     Indemnification. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, the Blocked Account, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Agents (and any sub-agent thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)     Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)     Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(e)     Survival. The agreements in this Section shall survive the resignation or removal of the Agents, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Credit Obligations.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (ii) of the preceding sentence shall survive the payment in full of the Credit Obligations, the termination of this Agreement and the resignation or removal of the Agents.

Section 10.06 Successors and Assigns.

(a)	Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent (acting at the direction of the Required Lenders) and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)	Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans) at the time owing to it; provided, however, that:

(i)	except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, (A) the aggregate amount of any Term Loans of an assigning Lender subject to each such assignments, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent (acting at the direction of the Required Lenders) and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lenders’ rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; and

(iii)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note or Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)     Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)     Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations (each, a “Participation Interest”) to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

        Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (y) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)     In the event that any Lender sells participations in all or a portion of such Lender’s rights and/or obligations under this Agreement, such Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name of all participants in the Loans and Commitments held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive in the absence of manifest error, and the participating Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Borrower, the Administrative Agent Issuer and any Lender at any reasonable time during regular business hours and upon no less than 2 Business Days’ notice.

(f)     Limitation Upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(g)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)     Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to it and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.07 or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.

        For purposes of this Section, “Information” means all information received from the Borrower or any of its Domestic Subsidiaries relating to the Borrower or any Domestic Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Domestic Subsidiary; provided that, in the case of information received from the Borrower or any Domestic Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower or one or more Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities Laws.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Credit Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of the Borrowing, and shall continue in full force and effect as long as any Loan or any other Credit Obligation shall remain unpaid or unsatisfied.

Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.05, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) the obligation of any Lender to make Eurodollar Loans has been suspended pursuant to Section 3.02, (iii) any Lender is a Defaulting Lender, the Borrower may, at its sole expense and effort upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)	the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(i)	such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii)	in the case of any assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iii)	such assignment does not conflict with applicable Laws; and

(iv)	(A) if the Borrower elects to exercise such right with respect to any Lender pursuant to clause (i), (ii) or (iii) above, it shall be obligated to remove or replace, as the case may be, all Lenders that have similar requests then outstanding for compensation pursuant to Section 3.04 or 3.01 or whose obligation to make Eurodollar Loans has been similarly suspended and (B) in the case of any replacement of Lenders under the circumstances described in clause (iv) above, the applicable amendment, waiver, discharge or termination that the Borrower has requested shall become effective upon giving effect to such replacement (and any related Assignment and Assumptions required to be effected in connection therewith in accordance with this Section 10.13).

        A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.14 Governing Law; Jurisdiction Etc.

(a)     Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b)     Submission to Jurisdiction. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)     Waiver of Venue. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)     Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

Section 10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16 USA Patriot Act Notice; Lenders’ Compliance Certification. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE FAIRCHILD CORPORATION

By:
     Name:
     Title:

GOLDENTREE CAPITAL SOLUTIONS FUND FINANCING
      as Lender

By: GoldenTree Asset Management, L.P.

     By:
         Name:
         Title:

GOLDENTREE CAPITAL OPPORTUNITIES, L.P.,
      as Lender

By: GoldenTree Asset Management, L.P.

     By:
           Name:
           Title:

GOLDENTREE ASSET MANAGEMENT, L.P.,
     as Collateral Agent

By:
     Name:
     Title:

THE BANK OF NEW YORK,
     as Administrative Agent

By:
     Name:
     Title: